Exhibit 10.24

Confidential materials have been omitted pursuant to Rule 601 under the Securities Act of 1933, as amended. Such information is both not material and would likely cause competitive harm to ANI Pharmaceuticals, Inc. if publically disclosed. Confidential portions are marked: [***]

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

AMERIGEN PHARMACEUTICALS LTD.

and

ANI PHARMACEUTICALS, INC.

dated as of January 8, 2020

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TABLE OF CONTENTS (cont’d)

Exhibits

Exhibit A	Notice of Destruction – EVERSANA
Exhibit B	Escrow Agreement
Exhibit C	Purchaser FDA Letter
Exhibit D	R&W Policy
Exhibit E	Seller FDA Letter
Exhibit F	Supply Agreement
Exhibit G	Bill of Sale
Exhibit H	Assignment and Assumption Agreement
Exhibit I	US Agent Appointment Letter
Exhibit J	Form of Notice to Transferred Contract counterparties
Exhibit K	Estimated Closing Inventory Statement
Exhibit L	Estimated Closing Trade Deductions Statement
Exhibit M	TriCare Retail Refund Request Program Form

Schedules

Schedule I-1	Inventory Principles
Schedule I-2	Trade Deductions Principles
Schedule I-3	Returns Principles
Schedule II	Earn-Out Products
Schedule III	Product List
Schedule IV	Purchaser Knowledge Parties
Schedule V	Seller Knowledge Parties
Schedule VI	Seller Subsidiaries
Schedule VII	Transferred Contracts; Transferred Product FDA Materials
Schedule VIII	Transferred Inventory
Schedule VIII-2	Transferred Current Inventory
Schedule VIII-3	Transferred Future Inventory
Schedule IX	Transferred Contracts to Partially Assign
Schedule X	Transferred Contracts & Counterparties to Receive Notice
Schedule XI	Excluded Items under the R&W Policy
Schedule XII	Certain Seller Expenses

Index of Defined Terms

Acquisition	1
affiliate	40
Agreement	1
Allocation Statement	25
AMP	34
Ancillary Agreements	40
ANDA	40
Applicable Law	14
Approved Products	40
Articles of Association	40
ASP	34
Assumed Liabilities	2
Average Manufacturer Price	34
Average Selling Price	34
Best Price	34
business day	40
Claim Notice	40
Closing	3
Closing Consideration	4
Closing Date	4
Closing Debt	4
Closing Inventory	4
Closing Trade Deductions	5
CMS	41
Code	40
Confidential Information	27
Confidentiality Agreement	26
Consent	14
Contracts	40
Costs	10
DDR	37
Development Products	40
Disclosure Letter	40
Earn-Out Notice of Objection	11
Earn-Out Payment	12
Earn-Out Period	10
Earn-Out Products	11
Earn-Out Statement	10
Earn-Out Threshold	12
ERISA	40
Escrow Agent	40
Escrow Agreement	41
Estimated Closing Inventory	4
Estimated Closing Inventory Statement	4
Estimated Closing Trade Deductions	5
Estimated Closing Trade Deductions Statement	5
Excluded Assets	1
Excluded Inventory	2
Excluded Taxes	41

Expiration Date	20
FCP	34
FCPA	16
FDA	41
Federal Ceiling Price	34
Final Closing Inventory	7
Final Closing Inventory Statement	4
Final Closing Statement	6
Final Closing Trade Deductions	7
Final Closing Trade Deductions Statement	5
Final Quarterly Returns	8
Final Seller Rebate Amount	9
Financial Statements	17
Fiscal Year	10
GAAP	41
GDUFA Escrow Account	41
GDUFA Escrow Amount	41
GDUFA Fee	41
Government Programs Transition Period	33
Government Rebates	5
Government Rebates Escrow Account	41
Government Rebates Escrow Amount	41
Government Rebates Statement	6
Governmental Entity	14
Governmental Rebate Authorities	41
HRSA	41
Improper Payment Laws	16
Indemnified Party	21
Indemnifying Party	21
Independent Expert	7
Intellectual Property Rights	41
Inventory	41
Inventory Principles	4
Inventory Shortfall Amount	7
Inventory Surplus Amount	7
Judgment	14
knowledge of Purchaser	42
knowledge of Seller	42
Labeler Code	1
Labeler Code Reporting Period	36
Law	42
Liabilities	2
Liens	42
Losses	20
Marathon Agreement	42
Medicaid Delegation of Signature Authority for Certification	37
NDRA	33
Net Profits	10

Net Revenues	10
Non-FAMP	34
Non-Federal Average Manufacturer Price	34
Notice of Objection	6
Objecting Party	6
Objection Period	6
Pending Products	42
Permitted Deductions	10
Permitted Liens	42
person	42
PHS Program	35
Pre-Closing Tax Period	42
Proceeding	3
Product Technology	42
Products	42
Prohibited Fund	16
Prohibited Payment	16
Property Taxes	42
Purchase Price	42
Purchaser	1
Purchaser Fundamental Representations	43
Purchaser Group	43
Purchaser Indemnitees	20
Purchaser Information	36
Purchaser Material Adverse Effect	43
Quarterly Returns	5
Quarterly Returns Statement	5
Receiving Party	6
Records Review	39
Reference Product	43
Relevant Records	38
Restricted Business	28
Retained Liabilities	3
Return Period	5
Returns Escrow Account	43
Returns Escrow Amount	43
Returns Principles	5
Seller	1
Seller Benefit Plan	43

Seller Fundamental Representations	43
Seller Group	43
Seller Indemnitees	20
Seller Material Adverse Effect	43
Seller Rebate Amount	6
Seller Subsidiaries	44
Straddle Period	44
subsidiary	44
Supply Agreement	44
Tax Return	44
Taxes	44
Taxing Authority	44
Territory	44
Third Party Claim	21
Trade Deductions	44
Trade Deductions Escrow Account	44
Trade Deductions Escrow Amount	44
Trade Deductions Principles	5
Trade Deductions Shortfall Amount	8
Trade Deductions Surplus Amount	8
Transfer Documents	44
Transfer Taxes	45
Transferred Assets	1
Transferred Contracts	45
Transferred Current Inventory	45
Transferred Future Inventory	45
Transferred Product ANDA	45
Transferred Product FDA Materials	45
Transferred Product Scientific and Regulatory Material	42
Transition End Date	45
Transition Lot	18
Transition Period	45
Transition Product ANDA	45
Transition Reference Products	45
VA	41
VA Master Agreement	34
WARN	45

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This ASSET PURCHASE AGREEMENT, dated as of January 8, 2020 (this “Agreement”), is by and between Amerigen Pharmaceuticals Ltd., a Cayman Islands exempt company (“Seller”) and ANI Pharmaceuticals, Inc., a Delaware corporation (“Purchaser”). Capitalized terms are defined on the pages of this Agreement set forth opposite the capitalized terms listed in the Index of Defined Terms.

WHEREAS, Seller desires to sell (and to cause the other members of Seller Group to sell) to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller Group, the Transferred Assets and assume the Assumed Liabilities, in each case, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises, and agreements set forth in this Agreement, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged and accepted, the parties, intending to be legally bound, agree as follows:

Article I
Purchase and Sale of Transferred Assets

Section 1.01.          Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to, and agrees to cause the other members of Seller Group to, sell, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller Group, the Transferred Assets for (a) an aggregate purchase price equal to the Purchase Price and (b) the assumption, as of the Closing, by Purchaser from Seller Group of the Assumed Liabilities. The purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities are collectively referred to in this Agreement as the “Acquisition.”

Section 1.02.           Transferred Assets and Excluded Assets.

(a)            The term “Transferred Assets” means all of Seller Group’s right, title and interest in, to and under all of the following assets, properties, privileges, claims, and rights of the Seller Group as they exist as of the Closing:

(i)            the Transferred Product ANDAs (expressly excluding all Transition Product ANDAs);

(ii)           all Transferred Product FDA Materials;

(iii)          all Product Scientific and Regulatory Materials;

(iv)          all Product Technology;

(v)           Seller’s labeler code of 43975 (the “Labeler Code”)

(vi)          the Transferred Contracts; and

(vii)         Transferred Inventory.

(b)            Seller Group shall not sell, transfer, assign or deliver to Purchaser, and Purchaser shall not purchase, acquire or accept from Seller Group, any Excluded Assets. The term “Excluded Assets” means all assets and right, title and interest of Seller Group (or any member thereof), other than the assets and right, title and interest expressly identified in Section 1.02(a), including:

(i)            any cash or cash equivalents of Seller Group (or any member thereof);

(ii)           any accounts receivable of Seller Group (or any member thereof);

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(iii)          any Inventory other than the Transferred Inventory (the “Excluded Inventory”);

(iv)          any refunds or credits, or rights to receive refunds or credits, from any Taxing Authority with respect to Taxes arising out of, relating to, resulting from or in connection with the Transferred Assets for Pre-Closing Tax Periods;

(v)           any records (including accounting records) related to Taxes paid or payable by any member of Seller Group or any affiliate thereof and any financial and Tax records relating to the Transferred Assets that form part of the general ledger of any member of Seller Group or any affiliate thereof;

(vi)          all books, documents, records and files prepared in connection with or relating to the transactions contemplated under this Agreement, including any strategic, valuation, financial and/or Tax analyses relating to the divestiture of the Transferred Assets and the Assumed Liabilities;

(vii)         all corporate seals and all of the minute books and stock transfer books of any member of the Seller Group;

(viii)        all Seller Benefit Plans and assets (including any related insurance proceeds) of, and any rights of any member of the Seller Group in, any Seller Benefit Plan and any contracts that constitute (or provide for services under) such benefit plans;

(ix)           all insurance policies; and

(x)            any attorney work product, attorney-client communications and other items protected by established legal privilege.

Section 1.03.          Assumed Liabilities and Retained Liabilities.

(a)            The term “Assumed Liabilities” means, subject to Section 1.03(b), all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated or unliquidated, absolute or contingent, accrued or unaccrued or due or to become due (collectively, “Liabilities”), arising out of, relating to, resulting from or in connection with (x) the development, manufacturing, marketing, commercialization, distribution or sale of the Products, and/or (y) the ownership or use of the Transferred Assets, in the case of each of clauses (x) and (y) by Purchaser Group from and after the Closing Date, including:

(i)             all Liabilities arising out of, relating to, resulting from or in connection with the performance by Purchaser Group under the Transferred Contracts from and after the Closing Date;

(ii)            all Liabilities for patent infringement, product liability, breach of warranty and similar claims (including all Proceedings in respect of such Liabilities) arising out of, relating to, resulting from or in connection with any Products manufactured, marketed, commercialized, distributed or sold by Purchaser Group from and after the Closing Date;

(iii)           all Liabilities arising out of, relating to, resulting from or in connection with any returns, rebates or chargebacks (including the processing thereof) that occur after the Closing Date to the extent attributable to Products distributed or sold by Purchaser Group from and after the Closing Date;

(iv)           all Liabilities arising out of, relating to, resulting from or in connection with any recalls or market withdrawals (whether voluntary or involuntary) that occur after the Closing Date to the extent attributable to Products distributed or sold by Purchaser Group from and after the Closing Date;

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(v)            all Taxes arising out of, relating to, resulting from or in connection with the Transferred Assets (other than Excluded Taxes);

(vi)          the portion of Transfer Taxes for which Purchaser is responsible pursuant to Section 9.01(d); and

(vii)         the portion of Government Rebates for which Purchaser is responsible pursuant to Section 2.04(d).

(b)            Purchaser shall not assume any Retained Liabilities and Seller shall pay, perform and discharge all Retained Liabilities when due by Seller and each member of Seller Group. The term “Retained Liabilities” means all Liabilities of Seller Group (including Excluded Taxes) other than the Assumed Liabilities.

Section 1.04.           Consents to Certain Assignments.

(a)            Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Transferred Asset if an attempted assignment thereof, without the consent of a third party, would constitute a violation of any Applicable Law or Judgment or a breach, default, violation or other contravention of the rights of such third party. If any assignment by any member of Seller Group to, or any assumption by Purchaser of, any interest in, or Liability under, any Transferred Asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained. Except for Seller’s obligations to obtain such consents under Section 5.04 and Section 1.04(b), Purchaser agrees that no member of Seller Group shall have any Liability whatsoever to Purchaser relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or any circumstances resulting therefrom. Purchaser further agrees that no representation, warranty, covenant or agreement of Seller herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (A) the failure to obtain any such consent, or (B) any suit, action or proceeding (a “Proceeding”) or investigation commenced or threatened by or on behalf of any person relating to the failure to obtain any such consent or any circumstances resulting therefrom.

(b)            If any such consent is not obtained prior to the Closing, the Closing shall nonetheless take place on the terms set forth in this Agreement and, thereafter, Purchaser and Seller shall use their respective commercially reasonable efforts to secure such consent as promptly as practicable after the Closing and, if and to the extent that any such Consent is not so obtained, Seller shall cooperate in any lawful and commercially reasonable arrangement proposed by Purchaser under which (A) Purchaser shall obtain (without payment of any additional consideration therefor to Purchaser and without infringing upon the legal rights of such third party or violating any Applicable Law or Judgment) the economic claims, rights and benefits under the Transferred Asset with respect to which the consent has not been obtained in accordance with this Agreement and (B) Purchaser shall assume any related economic burden with respect to such Transferred Asset.

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Article II
Closing; Closing Consideration; Purchase Price Adjustment

Section 2.01.           Closing. The closing of the Acquisition (the “Closing”) shall occur concurrently with the execution of this Agreement and take place remotely by electronic exchange of documents or at such other place as may be agreed by Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be deemed to be effective as of 12:00:01 a.m. eastern time on the Closing Date.

Section 2.02.           Closing Consideration. At the Closing, Purchaser shall pay (a) the Closing Consideration to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Purchaser prior to the Closing, and (b) $30,703,341.43 to Wilmington Trust, National Association, which amount represents the total outstanding amount of debt due and payable by Seller under the Marathon Agreement (the “Closing Debt”), by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser prior to the Closing. The term “Closing Consideration” means (a) $52,500,000, plus (b) the Estimated Closing Inventory, less (c) the Estimated Closing Trade Deductions, less (d) the Escrow Amounts, less (e) the Closing Debt.

Section 2.03.           Transactions to be Effected at the Closing.

(a)            Concurrently with the execution of this Agreement, Seller shall deliver or cause to be delivered to:

(i)            Purchaser duly executed counterparts of the Transfer Documents and the other Ancillary Agreements.

(ii)           Purchaser a payoff letter executed by Wilmington Trust, National Association, together with any and all applicable UCC termination statements and other documentation required to evidence the termination and repayment of the Closing Debt and the release of all Liens related thereto, which payoff letter shall provide for, among other things, the repayment of all such Closing Debt.

(iii)          each counterparty listed on Schedule X in respect of the corresponding Transferred Contract listed on such Schedule X, a notice in the form attached as Exhibit J.

(b)            Concurrently with the execution of this Agreement, Purchaser shall deliver or cause to be delivered to Seller (i) duly executed counterparts of the Transfer Documents and the other Ancillary Agreements and (ii) the Closing Consideration in accordance with Section 2.02.

(c)            Concurrently with the execution of this Agreement, Purchaser shall pay the Escrow Amounts to the Escrow Agent by wire transfer of immediately available funds in accordance with the terms and conditions of the Escrow Agreement.

Section 2.04.           Purchase Price Adjustments.

(a)            Transferred Inventory.

(i)            Estimated Closing Inventory. Seller has prepared and delivered to Purchaser the statement attached as Exhibit K (the “Estimated Closing Inventory Statement”), setting forth Seller’s reasonable, good faith estimate of the book value of the Transferred Inventory as of 12:00:01 a.m. eastern time on the Closing Date (“Estimated Closing Inventory”) calculated in accordance with the principles set forth on Schedule I-1 (the “Inventory Principles”).

(ii)           Final Closing Inventory Statement. Within 60 days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Final Closing Inventory Statement”), setting forth Purchaser’s determination of book value of the Transferred Inventory as of 12:00:01 a.m. eastern time on the Closing Date (“Closing Inventory”) calculated in accordance with the Inventory Principles. During such 60-day period, Seller shall, and shall cause the other members of Seller Group to, afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable prior written notice during normal business hours during the period prior to the Closing, to the books and records, Contracts and other properties and assets of Seller Group to the extent relating to the Estimated Closing Inventory and the Inventory Principles, if such access does not unreasonably disrupt the normal operations of Seller Group.

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(b)            Trade Deductions.

(i)            Estimated Closing Trade Deductions. Seller has prepared and delivered to Purchaser the statement attached as Exhibit L (the “Estimated Closing Trade Deductions Statement”), setting forth Seller’s reasonable, good faith estimate of the book value of the Trade Deductions (“Estimated Closing Trade Deductions”) calculated in accordance with the principles set forth on Schedule I-2 (the “Trade Deductions Principles”).

(ii)           Final Trade Deductions Statement. Within one hundred and fifty (150) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Final Closing Trade Deductions Statement”), setting forth Purchaser’s determination of book value of the Trade Deductions calculated in accordance with the Trade Deductions Principles (the “Closing Trade Deductions”). During such 150-day period, Seller shall, and shall cause the other members of Seller Group to, afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable prior written notice during normal business hours, to the books and records, Contracts and other properties and assets of Seller Group to the extent relating to the Estimated Closing Trade Deductions and the Trade Deductions Principles, if such access does not unreasonably disrupt the normal operations of Seller Group.

(c)            Returns. For each calendar quarter during the period beginning on the Closing Date and ending thirty six (36) months after the Closing Date (the “Return Period”), Purchaser shall prepare and deliver to Seller, no later than sixty (60) days after the end of each calendar quarter during the Return Period, a statement (each, a “Quarterly Returns Statement”), setting forth Purchaser’s reasonable, good faith calculation of the book value of the Product returns during such calendar quarter then ended (each such determination, the “Quarterly Returns”), in each case, calculated in accordance with the principles set forth on Schedule I-3 (the “Returns Principles”). During the 30-day period following Purchaser’s delivery of a Quarterly Returns Statement, Purchaser shall afford Seller and its accountants, counsel and other representatives reasonable access, upon reasonable prior written notice during normal business hours, to the books and records of Purchaser solely to the extent relating to the Quarterly Returns and the Returns Principles, if such access does not unreasonably disrupt the normal operations of Purchaser.

(d)            Government Rebates.

(i)            Purchaser and Seller shall (A) cooperate reasonably in the analysis of dispensing data relating to rebates pursuant to any government rebate programs with respect to state or federal government claims for Approved Products sold on or prior to the Closing Date (“Government Rebates”), and (B) agree upon a reasonable allocation to assist the parties in calculating rebates in accordance with this Section 2.04(d)(i). Purchaser and Seller agree that the responsibility for Government Rebates shall be allocated between Purchaser and Seller as follows: (I) Seller shall be responsible for payment of (A) 100% of the amount of Government Rebates invoiced by the applicable Governmental Rebate Authority, where such invoice relates to Approved Product reimbursements paid by the Governmental Rebate Authority during the period ending March 30, 2020 and all prior calendar quarters, and (B) 8.8% of the amount of Government Rebates invoiced by the applicable Governmental Rebate Authority, where such invoice relates to Approved Product reimbursements paid by the Governmental Rebate Authority during the period beginning on April 1, 2020 and ending on June 30, 2020 (Seller’s aggregate responsibility, the “Seller Rebate Amount”) and (II) Purchaser shall be responsible for the remaining amount of Government Rebates not otherwise covered under clause (I) of this sentence. With respect to Government Rebates, Purchaser shall have the right to request through Seller any claims level data (dispensing data) contained in any report from a Government Rebate program which shall be used for purposes of determining the date of such claim or for state rebate dispute purposes. In the event Purchaser determines an invoice or claim for a Government Rebate should be disputed, Seller shall reasonably cooperate with Purchaser to dispute such claim or invoice.

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(ii)           Purchaser shall prepare and deliver to Seller, no later than September 30, 2020 (a “Government Rebates Statement”, and the Government Rebates Statement, together with the Final Closing Inventory Statement, the Final Closing Trade Deductions Statement, and each Quarterly Returns Statements, a “Final Closing Statement”), setting forth Purchaser’s reasonable, good faith calculation of (A) the amount of the Government Rebates for the calendar quarter ending March 31, 2020 and the calendar quarter ending June 30, 2020, and (B) the Seller Rebate Amount. During the 30-day period following Purchaser’s delivery of the Government Rebates Statement, Purchaser shall afford Seller and its accountants, counsel and other representatives reasonable access, upon reasonable prior written notice during normal business hours, to the books and records of Purchaser solely to the extent relating to the Government Rebates Statement, if such access does not unreasonably disrupt the normal operations of Purchaser.

(e)            Objections; Resolution of Disputes.

(i)            Unless Seller notifies Purchaser in writing (A) within 30 days after Seller’s receipt of (I) the Final Closing Inventory Statement of any objection to the computation of Closing Inventory set forth therein, or (II) the Final Closing Trade Deduction Statement of any objection to the computation of Closing Trade Deductions set forth therein, or (B) within 15 days after Seller’s receipt of (I) a Quarterly Returns Statement of any objection to the computation of Quarterly Returns set forth therein, or (II) the Government Rebates Statement of any objection to the computation of the Seller Rebate Amount (in each case, as applicable, (x) a “Notice of Objection”, (y) such 30-day or 15-day period, the “Objection Period”), and (z) as the context so requires, the party sending the Notice of Objection, the “Objecting Party”, and the party receiving the Notice of Objection, the “Receiving Party”), the applicable Final Closing Statement shall become final and binding at the end of such Objection Period. During such Objection Period, the Objecting Party and its representatives shall be permitted to review the working papers of the Receiving Party relating to the applicable Final Closing Statement. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein and shall be executed by a duly authorized officer of the Objecting Party.

(ii)           If the Objecting Party provides the applicable Notice of Objection to the Receiving Party during the applicable Objection Period, Purchaser and Seller shall, during the 30-day period following the Receiving Party’s receipt of the Notice of Objection, attempt in good faith to resolve the Objecting Party’s objections. During such 30-day period, the Receiving Party and its representatives shall be permitted to review the working papers of the Objecting Party and its accountants relating to the Notice of Objection and the basis therefor. If Seller and Purchaser are unable to resolve all such objections with respect to the disputed matters within such 30 day period, the matters remaining in dispute shall be submitted to Ernst & Young (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Purchaser and Seller and, if Purchaser and Seller are unable to so agree within 10 days after the end of such 30 day period, then Purchaser and Seller shall each select such a firm and such firms shall jointly select a third nationally recognized firm (such selected firm being the “Independent Expert”)) to resolve such disputed matters.

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(iii)          Within 25 days of the submission of the dispute to the Independent Expert, Purchaser and Seller shall each provide the Independent Expert and each other with a written report detailing such party’s position with respect to the disputed matters. The parties shall instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than 30 days after its engagement, and to render such decision based on the written submissions of the parties and the terms set forth in this Agreement and not upon independent review. The Independent Expert will determine each disputed matter (the amount of which may not be more favorable to the Receiving Party than the related amount reflected in the applicable Final Closing Statement or more favorable to the Objecting Party than the related amount set forth in the applicable Notice of Objection). The resolution of disputed items by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a Judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Independent Expert shall be borne equally by Purchaser and Seller. After any Final Closing Statement shall have become final and binding, no party shall have any further rights to make any claims against the other party in respect of (i) any element that such party raised, or could have raised, in its Notice of Objection or (ii) any payment made hereunder with respect to the applicable Purchase Price adjustments under this Section 2.04.

(f)            Payments.

(i)            Final Closing Inventory.

(A)            For purposes of this agreement, the “Final Closing Inventory” shall be an amount equal to Closing Inventory as finally determined pursuant to Sections 2.04(a) and (e).

(B)             If the Final Closing Inventory is less than the Estimated Closing Inventory (such shortfall amount, the “Inventory Shortfall Amount”), Seller shall pay the Inventory Shortfall Amount to Purchaser.

(C)             If the Final Closing Inventory is greater than the Estimated Closing Inventory (such excess amount, the “Inventory Surplus Amount”), Purchaser shall pay the Inventory Surplus Amount to Seller.

(D)             If the Final Closing Inventory equals the Estimated Closing Inventory, neither any Inventory Shortfall Amount nor any Inventory Surplus Amount shall be paid.

(ii)           Final Closing Trade Deductions.

(A)            For purposes of this agreement, the “Final Closing Trade Deductions” shall be an amount equal to Closing Trade Deductions as finally determined pursuant to Sections 2.04(b) and (e).

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(B)             If the Final Closing Trade Deductions is less than the Estimated Closing Trade Deductions (such shortfall amount, the “Trade Deductions Shortfall Amount”), then (I) Purchaser shall pay the Trade Deductions Shortfall Amount to Seller, and (II) within five (5) business days after such determination, Purchaser, on the one hand, and Seller, on the other hand, shall jointly instruct the Escrow Agent to pay to Seller the balance of the Trade Deductions Escrow Account.

(C)             If the Final Closing Trade Deductions is greater than the Estimated Closing Trade Deductions (such excess amount, the “Trade Deductions Surplus Amount”), then payments shall be made subject to the following, to be satisfied exclusively from and asserted against, in order:

(I)            first, if the Trade Deductions Escrow Account has not been exhausted or released, then, to the extent of the Trade Deductions Escrow Account, within five (5) business days after such determination, Purchaser, on the one hand, and Seller, on the other hand, shall jointly instruct the Escrow Agent to pay (x) to Purchaser, from the Trade Deductions Escrow Account, an amount equal to the Trade Deductions Surplus Amount, and (y) to Seller, from the Trade Deductions Escrow Account, an amount, if any, equal to the balance of the Trade Deductions Escrow Account after payment pursuant to the preceding clause (x);

(II)           second, if (x) the Trade Deductions Surplus Amount exceeds the amount satisfied in accordance with Section 2.04(f)(ii)(C)(I)(x), and (y) the Returns Escrow Account has not been exhausted or released, then, to the extent of the Returns Escrow Account, within five (5) business days after such determination, Purchaser, on the one hand, and Seller, on the other hand, shall jointly instruct the Escrow Agent to pay to Purchaser, from the Returns Escrow Account, an amount equal to such excess; and

(III)          third, if the Trade Deductions Surplus Amount exceeds the amount satisfied in accordance with Section 2.04(f)(ii)(C)(I)(x) and Section 2.04(f)(ii)(C)(II), then, at Purchaser’s option, Purchaser shall either (x) withhold and set off such excess against any amount of any Earn-Out Payment otherwise due to be paid under Section 2.05, or (y) recover directly against Seller an amount equal to such excess.

(D)             If the Final Closing Trade Deductions equals the Estimated Closing Trade Deductions, then (I) neither any Trade Deductions Shortfall Amount nor any Trade Deductions Surplus Amount shall be paid, and (II) within five (5) business days, Purchaser, on the one hand, and Seller, on the other hand, shall jointly instruct the Escrow Agent to pay to Seller the balance of the Trade Deductions Escrow Account.

(iii)          Final Quarterly Returns.

(A)            For purposes of this agreement, “Final Quarterly Returns” for any calendar quarter then ended during the Return Period shall be an amount equal to the Quarterly Returns for such calendar quarter, in each case as finally determined pursuant to Sections 2.04(c) and (e).

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(B)             For each calendar quarter during the Return Period, within five (5) business days after determining the corresponding Final Quarterly Returns, (I) Purchaser, on the one hand, and Seller, on the other hand, shall jointly instruct the Escrow Agent to pay to Purchaser, from the Returns Escrow Account, an amount equal to the Final Quarterly Returns for such calendar quarter then ended, and (II) if the amount of such Final Quarterly Returns for such calendar quarter then ended exceeds the amount satisfied in accordance with Section 2.04(f)(iii)(B)(I), then, at Purchaser’s option, Purchaser shall either (x) withhold and set off such excess against any amount of any Earn-Out Payment otherwise due to be paid under Section 2.05, or (y) recover directly against Seller an amount equal to such excess.

(C)            Within five (5) business days after the determination of the Final Quarterly Return for the final calendar quarter during the Return Period, after giving effect to all payments to Purchaser from the Returns Escrow Account under the preceding clause (B), solely to the extent there is any remaining balance in the Returns Escrow Account, then Purchaser, on the one hand, and Seller, on the other hand, shall jointly instruct the Escrow Agent to pay to Seller the balance of the Returns Escrow Account.

(iv)          Final Seller Rebate Amount.

(A)            For purposes of this agreement, the “Final Seller Rebate Amount” shall be an amount equal to (I) the Seller Rebate Amount as finally determined pursuant to Sections 2.04(d) and (e), plus (II) any Losses to the extent arising or resulting from (x) any Prior Quarter Adjustments (PQAs), or (y) any pricing audit by any Governmental Rebate Authority, in each case, as clause (x) or (y) relates to any Government Rebates invoiced by the applicable Governmental Rebate Authority for which Seller is responsible for payment of under clause (I) of the second sentence of Section 2.04(d).

(B)            Within five (5) business days after determining the Final Seller Rebate Amount, payments shall be made subject to the following, to be satisfied exclusively from and asserted against, in order:

(I)             first, to the extent of the Government Rebates Escrow Account, Purchaser, on the one hand, and Seller, on the other hand, shall jointly instruct the Escrow Agent to pay (x) to Purchaser, from the Government Rebates Escrow Account, an amount equal to the Final Seller Rebate Amount, and (y) to Seller, from the Government Rebates Escrow Account, an amount, if any, equal to the balance of the Government Rebates Escrow Account after payment pursuant to the preceding clause (x);

(II)            second, if (x) the Final Seller Rebate Amount exceeds the amount satisfied in accordance with Section 2.04(f)(iv)(B)(I)(x), and (y) the Returns Escrow Account has not been exhausted or released, then, to the extent of the Returns Escrow Account, Purchaser, on the one hand, and Seller, on the other hand, shall jointly instruct the Escrow Agent to pay to Purchaser, from the Returns Escrow Account, an amount equal to such excess; and

(III)          third, if (x) the amount of such Final Seller Rebate Amount exceeds the amount satisfied in accordance with Section 2.04(f)(iv)(B)(II), and (y) such excess amount solely is attributable to Losses arising or resulting from any pricing audit by any Governmental Rebate Authority for any period prior to the Closing Date, then, at Purchaser’s option, Purchaser shall either (1) withhold and set off such excess against any amount of any Earn-Out Payment otherwise due to be paid under Section 2.05, or (2) recover directly against Seller an amount equal to such excess.

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(v)           Payments. Payment of any amounts due under this Section 2.04, if any, shall be made by wire transfer of immediately available funds within five (5) business days of the date on which the final amount due and payable is finally determined.

(g)            Post-Closing Books and Records. Following the Closing, Purchaser shall maintain the accounting books and records on which the Final Closing Inventory Statement is to be based consistent with the Inventory Principles.

Section 2.05.          Earn-Out Payments.

(a)            Estimated Earn-Out Statement. During the period beginning with Purchaser’s fiscal year ending December 31, 2020 and ending with Purchaser’s fiscal year ending December 31, 2023 (each such fiscal year, a “Fiscal Year”, and such entire period, the “Earn-Out Period”), with respect to each Fiscal Year, within 30 calendar days after the date on which Purchaser’s audited annual financial statements are filed, published, or otherwise generally made available to Purchaser’s investors for such Fiscal Year (but no later than 90 calendar days following the end of the applicable Fiscal Year), Purchaser shall prepare and deliver to Seller a written statement (the “Earn-Out Statement”) setting forth Purchaser’s reasonable, good faith calculation of such preceding Fiscal Year’s Net Profits and Earn-Out Amount, each as calculated in accordance with GAAP. For purposes of this Agreement:

(i)            “Net Profits” means, with respect to each Fiscal Year during the Earn-Out Period, (A) Net Revenues minus (B) Costs, in each case, with respect to such applicable Fiscal Year.

(ii)           “Net Revenues” means an amount equal to (A) the gross amount invoiced by or on behalf of Purchaser (or any other member of the Purchaser Group) or any licensee thereof for sales of the Earn-Out Products minus (B) the Permitted Deductions. For clarity, Net Revenues shall not include the sale of Earn-Out Products between or among Purchaser, any of its subsidiaries, and/or their licensees for resale purposes, provided such resale is included in Net Revenues.

(iii)          “Permitted Deductions” means the sum of (A) all chargebacks, rebates, quantity and cash discounts, and other customary discounts to customers, wholesalers, resellers, or distributors, (B) all costs and expenses incurred by Purchaser that are reasonably related to recalls of the Earn-Out Products (less any amounts recovered by Purchaser from any third-party in connection with any such recall), (C) allowances and credits for spoiled, damaged, outdated, rejected, or returned Earn-Out Products or price adjustments, billing errors, failure to supply payments, retroactive price reductions, or shelf stock adjustments, (D) uncollectible amounts on prior commercial sales, and (E) nonrefundable, unreimbursed or un-reimbursable taxes, duties, surcharges, tariffs, or other government charges (including, for the avoidance of doubt, government rebates and other amounts due to Governmental Entities) directly related to the commercial sale of Earn-Out Products.

(iv)          “Costs” mean the sum of all direct manufacturing costs associated with generating such Net Revenues, including (A) cost of materials, components, supplies, and other resources consumed, (B) labor, including salaries, wages, and employee benefits but excluding equity-based or deferred compensation, (C) net cost or credit of unreimbursed or un-reimbursable value-added taxes or duties actually paid or utilized, (D) out-of-pocket expenses paid to third parties for the manufacture of Earn-Out Products, and (E) manufacturing variances to the extent in line with reasonable industry standards and incurred in the manufacture of Earn-Out Products, excluding any manufacturing variances attributable to negligence or misconduct. For the avoidance of doubt, “Costs” excludes any general or administrative costs or expenses or other indirect costs or expenses not generally included under GAAP.

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(v)           “Earn-Out Products” means the Products set forth on Schedule II.

(b)            Objections; Resolution of Disputes.

(i)            Unless Seller notifies Purchaser in writing within 45 days after Seller’s receipt of the Earn-Out Statement of any objection to the computation of such preceding Fiscal Year’s Net Profits and Earn-Out Amount set forth therein (the “Earn-Out Notice of Objection”), such Earn-Out Statement shall become final and binding at the end of such 45-day period. During such 45-day period, Seller and its representatives shall be permitted to review the working papers (and other applicable books and records) of Purchaser and, to the extent applicable, its subsidiaries, in each case, relating to the Earn-Out Statement (and the components thereof). Any Earn-Out Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein and shall be executed by a duly authorized officer of Seller.

(ii)           If Seller provides the Earn-Out Notice of Objection to Purchaser within such 45-day period, Seller and Purchaser shall, during the 30-day period following Purchaser’s receipt of the Earn-Out Notice of Objection, attempt in good faith to resolve Seller’s objections. During such 30-day period, Purchaser and its representatives shall be permitted to review the working papers (and other applicable books and records) of Seller relating to the Earn-Out Notice of Objection and the basis therefor. If Purchaser and Seller are unable to resolve all such objections with respect to the disputed matters within such 30-day period, the matters remaining in dispute shall be submitted to the Independent Expert to resolve such disputed matters.

(iii)          Within 30 days of the submission of the dispute to the Independent Expert, Purchaser and Seller shall each provide the Independent Expert and each other with a written report detailing such party’s position with respect to the disputed matters. The parties shall instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than 30 days after its engagement, and to render such decision based on the written submissions of the parties and the terms set forth in this Agreement and not upon independent review. The Independent Expert will determine each disputed matter (the amount of which may not be more favorable to Seller than the related amount reflected in such Earn-Out Notice of Objection or more favorable to Purchaser than the related amount set forth in such Earn-Out Statement). With respect to such Fiscal Year and its corresponding Earn-Out Payment (if any), the resolution of disputed items by the Independent Expert for such Fiscal Year shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a Judgment may be entered by a court having jurisdiction thereover. The fees and expenses of the Independent Expert shall be borne equally by Purchaser and Seller. After the Earn-Out Statement for any individual Fiscal Year shall have become final and binding, Seller shall have no further right to make any claims against Purchaser in respect of any element of such Earn-Out Payment or payment of such Earn-Out Payment (if any).

(c)            Payments.

(i)            Subject to Section 2.05(c)(iv), for each Fiscal Year during the Earn-Out Period, if the Net Profits for such Fiscal Year exceed such Fiscal Year’s Earn-Out Threshold, Purchaser shall pay to Seller the Earn-Out Payment for such Fiscal Year.

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(ii)           For purposes this Agreement, the “Earn-Out Threshold” means the following for each individual Fiscal Year during the Earn-Out Period:

(A)            $16,000,000 for the Fiscal Year ending December 31, 2020;

(B)            $14,000,000 for the Fiscal Year ending December 31, 2021;

(C)            $12,000,000 for the Fiscal Year ending December 31, 2022; and

(D)            $11,000,000 for the Fiscal Year ending December 31, 2023.

(iii)          “Earn-Out Payment” means, with respect to each individual Fiscal Year during the Earn-Out Period, an amount equal to the product of (A) 50%, multiplied by (B) the amount by which the Net Profits for such Fiscal Year exceed such Fiscal Year’s Earn-Out Threshold; provided, however, that notwithstanding the foregoing, (x) the maximum aggregate amount of all Earn-Out Payments for all Fiscal Years during the Earn-Out Period to be paid by Purchaser to Seller shall not exceed $25,000,000, and (y) all Earn-Out Payments shall be subject to Section 2.05(c)(iv). For the avoidance of doubt, in no event shall an Earn-Out Payment for an individual, preceding Fiscal Year be due and payable to Seller if the Net Profits for any such Fiscal Year do not exceed the corresponding Earn-Out Threshold for such Fiscal Year.

(iv)          Seller acknowledges and agrees that (A) Purchaser shall pay the first $670,000 of the aggregate amount of all Earn-Out Payments to be paid under this Section 2.05 to the Escrow Agent for deposit into the Returns Escrow Account, (B) Purchaser shall make each such payment within five (5) business days of the date on which such applicable amounts are finally determined pursuant to Section 2.05(b), and (C) the payment of such $670,000 by Purchaser to the Escrow Agent shall constitute Earn-Out Payments due and payable by Purchaser to Seller under this Section 2.05.

(d)            Except as set forth in Section 2.05(c)(iv), payment of any Earn-Out Payment, if any, shall be made by wire transfer (in accordance with wire transfer instructions to be provided by Seller at least two (2) business days prior to the applicable payment date) of immediately available funds within five (5) business days of the date on which such amount is finally determined pursuant to Section 2.05(b); provided that, if the parties are unable to resolve a disputed matter set forth in the Earn-Out Notice of Objection in the 30-day period described in Section 2.05(b)(ii), Purchaser will pay to Seller all undisputed amounts of the Earn-Out Payment by wire transfer (in accordance with wire transfer instructions to be provided by Seller at least two (2) business days prior to the applicable payment date) of immediately available funds within five (5) business days of the end of such 30-day period, and Purchaser will pay to Seller any remaining amounts determined by the Independent Expert in accordance with Section 2.05(b)(iii) within five (5) business days of receipt of the Independent Expert’s final written decision.

(e)            Notwithstanding anything contained herein to the contrary, Purchaser agrees that it will, and will cause its subsidiaries to, (i) use commercially reasonable efforts to sell the Earn-Out Products during the Earn-Out Period, and (ii) not take any action (or omit to take any action) with the intent or purpose of reducing or avoiding any Earn-Out Payment. Without limiting the generality of the foregoing, Seller acknowledges and agrees that Purchaser presently intends to base its decisions regarding the operations of Purchaser’s businesses, including the pricing of services and the investment and allocation of resources (including as relates to the Earn-Out Products), on the basis of strategic objectives of Purchaser and its Subsidiaries and their respective affiliates, and certain situations could arise where such decisions taken without the intent or purpose of reducing or avoiding any Earn-Out Payment may nevertheless adversely affect the Earn-Out Payments.

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(f)            Notwithstanding anything contained herein to the contrary, except as provided below in this subsection 2.05(f), neither Purchaser nor any of its subsidiaries may transfer, sell, license or assign, to any Person who is not an affiliate of Purchaser, all or substantially all of the rights pertaining to the Earn-Out Products (including as a part of a sale that includes all or substantially all of the assets of Purchaser or all or substantially all of the equity interests of Purchaser, including by way of a merger or consolidation), unless the transferee, licensee or assignee, as applicable, of such transfer, sale, license or assignment (i) expressly assumes in writing the obligations of Purchaser under this Section 2.05, including payment of the Earn-Out Payments (except to the extent previously paid), and (ii) (A) has the capabilities to commercialize products that are substantially similar to the Earn-Out Products, or (B) Purchaser remains responsible for the obligations under this Section 2.05; provided that this subsection 2.05(f)(ii) shall not apply in the event of a sale of Purchaser, including all or substantially all of the assets of Purchaser or all or substantially all of the equity interests of Purchaser, including by way of merger or consolidation.

(g)            Seller understands and agrees that the right to receive the Earn-Out Payments (i) is solely a contractual right and will not be evidenced by a certificate or other instrument, (ii) may not be sold, assigned, transferred, pledged, encumbered, or in any other manner transferred or disposed of, in whole or in part, and (iii) does not give Seller any dividend rights or voting rights and does not represent any equity or ownership interest in (A) Purchaser or in any constituent company to this Agreement or any of their respective affiliates, or (B) the Transferred Assets.

Section 2.06.           Withholding. Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Seller such amounts as may be required to be deducted or withheld therefrom under the Code or other applicable Law; provided, however that if Purchaser becomes aware of any such required deduction or withholding, Purchaser shall give advance notice to and consult with Seller prior to any such deduction or withholding and shall provide Seller with an opportunity to furnish any form, certification, or information that would reduce or eliminate such deduction or withholding or to update or supplement any form, certification, or information previously provided. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

Article III
Representations and Warranties of Seller

Except as set forth in the Disclosure Letter, Seller hereby represents and warrants to Purchaser as follows (and, solely for purposes of this Article III, the Transition Product ANDAs shall be deemed to constitute Transferred Assets):

Section 3.01.           Organization and Standing. Seller is an exempted limited liability company incorporated and validly existing under the laws of the Cayman Islands and has full corporate power and authority to enable it to own, lease or otherwise hold the Transferred Assets owned, leased or otherwise held by it and to conduct its business as presently conducted by it. Except as would not reasonably be expected to have a Seller Material Adverse Effect, each of Seller Subsidiaries is validly existing under the laws of its jurisdiction of organization and has full corporate or other power and authority to enable it to own, lease or otherwise hold the Transferred Assets owned, leased or otherwise held by it and to conduct its business as presently conducted by it.

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Section 3.02.           Authority, Execution and Delivery; Enforceability. Seller has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements. Each of Seller Subsidiaries has or, prior to the Closing, will have full corporate or other power and authority to execute the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by such Ancillary Agreements. Seller has taken all corporate action required by its Articles of Association to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements. Each of Seller Subsidiaries has or, prior to the Closing, will have taken all corporate or other action required by its organizational documents to authorize the execution and delivery of the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by such Ancillary Agreements. Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party and, assuming due authorization, execution and delivery by the members of Purchaser Group party thereto, this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles. Each of Seller Subsidiaries prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming due authorization, execution and delivery by the members of Purchaser Group party thereto, each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

Section 3.03.           No Conflicts or Violations, No Consents or Approvals Required. The execution and delivery by Seller of this Agreement do not and the consummation of the transactions contemplated to be consummated by it by this Agreement will not, and the execution and delivery by each member of Seller Group of each Ancillary Agreement to which it is, or is specified to be, a party will not and the consummation of the transactions contemplated to be consummated by it by such Ancillary Agreement will not, conflict with, or result in any breach of or constitute a default under, or result in the creation of any Lien (other than Permitted Liens or Liens caused by Purchaser Group) upon any of the Transferred Assets under, any provision of (a) in the case of Seller, its Articles of Association and, in the case of each of the other members of Seller Group, its organizational documents, (b) any Transferred Contract to which any member of Seller Group is a party or by which any of the Transferred Assets is bound, (c) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit, or other instrument or obligation of any member of the Seller Group or any of the Transferred Assets, (d) any judgment, order or decree of a Governmental Entity (“Judgment”) or Law applicable to any member of Seller Group or any of the Transferred Assets (“Applicable Law”), other than, in the case of clauses (b), (c) and (d) above, any such conflicts, breaches, defaults or Liens that would not reasonably be expected to have a Seller Material Adverse Effect. No consent, approval or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign court or arbitral body of competent jurisdiction, governmental agency, authority, commission, instrumentality or regulatory body (each, a “Governmental Entity”) is required to be obtained or made by or with respect to any member of Seller Group in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated to be consummated by it by this Agreement.

Section 3.04.           Good and Valid Title. A member of Seller Group has, and as of the Closing will have, good and valid title to each of the Transferred Assets, in each case, free and clear of all Liens (other than Permitted Liens).

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Section 3.05.           Intellectual Property. The marketing, commercialization, distribution and sale of the Approved Products and the development and manufacturing of the Products in the Territory in the manner conducted by Seller Group immediately prior to the Closing Date, does not, in any material respect, conflict with, infringe upon or otherwise misappropriate any Intellectual Property Rights of any person. Except as set forth in the Disclosure Letter, all Transferred Product Technology is solely owned by either Seller or another member of Seller Group, and no license fees in respect of any Transferred Product Technology are paid or payable to any third parties for the use by Seller or another member of Seller Group of the Transferred Product Technology.

Section 3.06.           Contracts. Each Transferred Contract is valid, binding, and in full force and effect, and is enforceable by the applicable member of Seller Group in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally. The applicable member of Seller Group has performed all obligations, in all material respects, required to be performed by it under each Transferred Contract, and such member of Seller Group is not in material breach or default thereunder and, to the knowledge of Seller, no other party to such Transferred Contract is in material breach or default thereunder. As of the date of this Agreement, no counterparty to any Transferred Contract has notified the Company that such counterparty (a) ceased, or intends to cease after the Closing Date, its goods or services under such Transferred Contract, or (b) terminated or materially reduced, or intends to terminate or materially reduce after the Closing Date, its relationship with the Company under such Transferred Contract (including by sending a notice of a right of first refusal or similar correspondence regarding a reduction in price or quantity of the Products under such Transferred Contract).

Section 3.07.           Regulatory Matters.

(a)            Since January 1, 2017, (i) no member of Seller Group has received (A) any FDA Form 483 Notice of Observation with respect to any Product or any facility in which any Product is manufactured, (B) any FDA Notice of Adverse Finding with respect to any Product or (C) any “warning letter” or similar written correspondence from the FDA with respect to any Product and (ii) there has not been a recall or market withdrawal of any Product by any member of Seller Group, whether voluntary or involuntary. No recall or market withdrawal of any Product by any member of Seller Group is pending or, to the knowledge of Seller, threatened in connection with any Product.

(b)            All Transferred Product ANDAs and Transferred Product FDA Materials filed with the FDA were, at the time of filing, true and complete in all material respects. To the knowledge of Seller, since January 1, 2017, no member of Seller Group or officer, employee or agent thereof has (i) made an untrue statement of a material fact to the FDA with respect to any Product, (ii) failed to disclose a material fact required to be disclosed to the FDA with respect to any Product or (iii) committed an act with respect to any Product that would reasonably be expected to provide a basis for the FDA to invoke its policy in respect of “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191, as amended. Seller has made available to Purchaser true and complete copies of all material correspondence with the FDA in Seller’s possession or control with respect to the Transferred Product ANDA.

(c)            Except as would not reasonably be expected to be material to the Transferred Assets, the Transferred Product ANDAs are valid and in full force and effect and not subject to any Proceeding for suspension or revocation.

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Section 3.08.           Proceedings. There is no (a) outstanding Judgment against any member of Seller Group, (b) Proceeding pending or, to the knowledge of Seller, threatened against any member of Seller Group or (c) investigation by any Governmental Entity pending or, to the knowledge of Seller, threatened against any member of Seller Group, in the case of each of clauses (a), (b) and (c), in respect of the Products or the Transferred Assets, including, without limitation, any Proceeding to place a clinical hold order on, or otherwise terminate, delay, or suspend, any proposed or ongoing pre-clinical or clinical studies, trials, investigational new drug applications, or investigations conducted or proposed to be conducted in connection with the Transferred Assets.

Section 3.09.           Compliance with Applicable Law.

(a)            The development, manufacturing, marketing, commercialization, distribution and sale of the Products by Seller Group, to the knowledge of Seller, is in material compliance with, and since January 1, 2017, has been in material compliance with, all Applicable Law.

(b)            Since January 1, 2017, no member of Seller Group has received any written notice from any Governmental Entity alleging any failure of the development, manufacturing, marketing, commercialization, distribution and sale of the Products to comply with any Applicable Law.

(c)            Anti-Bribery. Within the past six (6) years, no member of the Seller Group or any of their directors, officers, or to the knowledge of Seller, any employees, agents or consultants, or any other Person acting for, or on behalf of, the Seller Group, directly or indirectly:

(i)            has violated or is in violation of the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other laws regarding corruption or illegal payments applicable to the Seller Group (collectively with the FCPA, the “Improper Payment Laws”);

(ii)           has made, undertaken, offered to make, promised to make or authorized the payment or giving of any bribe, rebate, payoff, influence payment, kickback or other payment, gift or other transfer of money or anything of value (including meals or entertainment) to (A) any officer, employee or ceremonial office holder of any government, instrumentality thereof, government-controlled legal entity or supra-national organization (such as the United Nations), (B) any political party, (C) any political candidate, or (D) any royal family member, that is prohibited under any Improper Payment Law or otherwise for the purpose of influencing any act or decision of such payee in his or her official capacity, inducing such payee to do or omit to do any act in violation of his or her lawful duty, securing any improper advantage or inducing such payee to use his or her influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality in violation of his or her lawful duty (any of the foregoing a “Prohibited Payment”);

(iii)          has used funds or other assets, or made any promise or undertaking, for establishment or maintenance of a secret, unrecorded or improperly recorded fund (a “Prohibited Fund”); or

(iv)          has made any false or fictitious entries in any books or records of the Seller Group relating to any Prohibited Payment or Prohibited Fund.

Section 3.10.           Transferred Assets. The Transferred Assets comprise all of the assets of Seller Group (excluding all employees, independent contractors, real estate and general administrative overhead assets) that are necessary and useful to develop, manufacture, market, commercialize, distribute and/or sell, as applicable, the Products in a manner substantially consistent with the manner in which the Products were developed, manufactured, marketed, commercialized, distributed and/or sold, as applicable, by Seller Group immediately prior to the Closing Date. Upon the Closing, no member of the Seller Group will hold any assets that are of the same kind of assets as the Transferred Assets that are reasonably necessary to enable Purchaser to develop, manufacture, market, commercialize, distribute and/or sell the Products in a manner substantially consistent with the manner in which the Products were developed, manufactured, marketed, commercialized, distributed and/or sold by the Seller Group immediately prior to the Closing Date.

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Section 3.11.           Transferred Inventory. The Transferred Inventory will be of quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except in each case for excess, obsolete items and items of below-standard quality in the Estimated Closing Inventory (which, for the avoidance of doubt, are deemed Excluded Assets). Since December 31, 2018, Seller has sold Products in quantities that are materially consistent with the demand and ordinary shipment and sales practices of Seller, and Seller has not engaged in “channel stuffing” of any of the Products.

Section 3.12.           Brokers or Finders. Except as set forth in the Disclosure Letter, no member of Seller Group has entered into any Contract pursuant to which any agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 3.13.           Profit and Loss Statement. Attached to Section 3.13 of the Disclosure Letter is a true and complete copy of the profit and loss statements of the Transferred Assets for the eleven-month period ended November 30, 2019 (the “Financial Statement”). The Financial Statement (i) was derived from and are in accordance with the books and records of the Seller Group, and (ii) fairly presents the results of operations of the Transferred Assets as of the date thereof and for the period indicated.

Section 3.14.           Taxes.

(a)            All Tax Returns required to be filed by Seller or otherwise related to the Transferred Assets have been duly and timely filed. All such Tax Returns are true and complete in all respects.

(b)            No claim has been made by a Taxing Authority in a jurisdiction where Seller does not file a Tax Return such that Seller may have been subject to taxation in that jurisdiction.

(c)            All Taxes owed by Seller or otherwise related to the Transferred Assets that are or have become due have been timely paid in full.

(d)            There are no Liens other than Permitted Liens on any of the Transferred Assets related to any Taxes.

(e)            All Taxes which Seller is (or was) required by Law to withhold, collect, or deposit in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party have been duly withheld, collected, deposited, or paid over to the proper Taxing Authority.

(f)             Seller has not been the subject of any audits, inquiries, or other proceedings with respect to Taxes, and there are no pending or active audits or legal proceedings involving Tax matters or, to knowledge of Seller, threatened audits, inquiries or proposed deficiencies or other claims for unpaid Taxes of Seller or Taxes otherwise relating to the Transferred Assets.

(g)            Purchaser will not be held liable for any Taxes that are or have become due on or prior to the Closing Date as a successor or transferee, by statute, contract or otherwise, as a result of the transfer of any Transferred Assets under this Agreement.

(h)            Seller has not (i) granted a power-of-attorney relating to Tax matters in connection with the Transferred Assets to any person, or (ii) applied for and/or received a ruling or determination from a Taxing Authority regarding a past or prospective transaction relating to the Transferred Assets.

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(i)             Seller has not participated in a reportable transaction (as defined in U.S. Treasury Regulations Section 1.6011-4(b)), or a transaction without economic substance (within the meaning of Section 7701(o) of the Code).

(j)             There are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of Taxes with respect to the Transferred Assets.

(k)            None of the Transferred Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(l)             Each of the representations and warranties set forth in this Section 3.14 are made with respect to any predecessors of Seller.

Section 3.15.           Employment and Employee Benefits. Neither Seller nor any other member of the Seller Group is a party to a collective bargaining or other labor agreement and, to the knowledge of Seller, no organizational activities by a union or other labor representative have occurred during the prior 12 month period with respect to employees of Seller or any member of the Seller Group. Neither Seller nor any member of the Seller Group maintains or contributes to, or has any obligation to contribute to or otherwise has any liability with respect to, any Seller Benefit Plan. Seller and each member of the Seller Group has complied in all material respects with the requirements of Section 4980B with respect to continuation of health benefits. Neither Seller nor any member of the Seller Group has any liability under WARN.

Article IV
Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

Section 4.01.          Organization and Standing. Purchaser is a validly existing corporation and in good standing under the laws of the State of Delaware and has full corporate power and authority to enable it to conduct its business as presently conducted by it. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, each of Purchaser’s subsidiaries is validly existing under the laws of its jurisdiction of organization and has full corporate or other power and authority to enable it to conduct its business as presently conducted by it.

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Section 4.02.          Authority; Execution and Delivery, Enforceability. Purchaser has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements. Each of Purchaser’s subsidiaries has or, prior to the Closing, will have full corporate or other power and authority to execute the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated to be consummated by it by such Ancillary Agreements. Purchaser has taken all corporate action required by its organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements. Each of Purchaser’s subsidiaries has or, prior to the Closing, will have taken all corporate or other action required by its organizational documents to authorize the execution and delivery of the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the transactions contemplated to be consummated by it by such Ancillary Agreements. Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party and, assuming due authorization, execution and delivery by the members of Seller Group party thereto, this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles. Each of Purchaser’s subsidiaries prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, if any, and, assuming due authorization, execution and delivery by the members of Seller Group party thereto, each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

Section 4.03.          No Conflicts or Violations, No Consents or Approvals Required. The execution and delivery by Purchaser of this Agreement do not and the consummation of the transactions contemplated to be consummated by it by this Agreement will not, and the execution and delivery by each member of Purchaser Group of each Ancillary Agreement to which it is, or is specified to be, a party will not and the consummation of the transactions contemplated to be consummated by it by such Ancillary Agreement will not, conflict with, or result in any breach of or constitute a default under, or result in the creation of any Lien upon any of the properties or assets of any member of Purchaser Group under, any provision of (a) the organizational documents of any member of Purchaser Group, (b) any Contract to which any member of Purchaser Group is a party or by which any of their respective properties or assets is bound, (c) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit, or other instrument or obligation of any member of the Purchaser Group, or (d) any Judgment or Applicable Law applicable to any member of Purchaser Group or any of their respective properties or assets, other than, in the case of clauses (b), (c) and (d) above, any such conflicts, breaches, defaults or Liens that would not reasonably be expected to have a Purchaser Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to any member of Purchaser Group in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated to be consummated by it by this Agreement.

Section 4.04.          Proceedings. There is no (a) outstanding Judgment against any member of Purchaser Group, (b) Proceeding pending or, to the knowledge of Purchaser, threatened against any member of Purchaser Group or (c) investigation by any Governmental Entity pending or, to the knowledge of Purchaser, threatened against any member of Purchaser Group that, in the case of each of clauses (a), (b) and (c), would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.05.          Availability of Funds. Purchaser has, and at the Closing will have, available cash and capacity under existing borrowing facilities which together are sufficient to enable it to consummate the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.06.          Brokers or Finders. No member of Purchaser Group has entered into any Contract pursuant to which any agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

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Article V
RESERVED

Article VI
RESERVED

Article VII
RESERVED

Article VIII
Indemnification

Section 8.01.          Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained in this Agreement or any Ancillary Agreement shall survive the Closing and remain in full force and effect as follows: (a) for a period of 15 months following the Closing Date, with respect to all representations and warranties, other than with respect to (i) Seller Fundamental Representations and Purchaser Fundamental Representations which shall survive the Closing and remain in full force and effect for a period of 24 months following the Closing Date, and (ii) the representations and warranties of Seller set forth in Section 3.14 (Taxes) and the covenant to indemnify for any Excluded Tax that is a Retained Liability pursuant to Section 8.02(c), which shall survive for a period of sixty (60) days following the expiration of the applicable statute of limitations (including any extensions thereof), or (b) with respect to each other covenant or agreement contained in this Agreement or any Ancillary Agreement, for a period following the Closing in accordance with its terms (the respective expiration dates for the survival of the representations and warranties and covenants and agreements shall be referred to herein as the “Expiration Date”), except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a) or (b) will continue to survive if a Claim Notice shall have been timely given to the Indemnifying Party by the Indemnified Party on or prior to such applicable Expiration Date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII.

Section 8.02.          Indemnification by Seller. Subject to the limitations set forth in Section 8.05, from and after the Closing, Seller shall indemnify, defend and hold harmless each member of Purchaser Group and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) from and against any and all claims, losses, damages, liabilities, obligations or expenses, including reasonable third party legal fees and expenses (collectively, “Losses”), to the extent arising or resulting from any of the following:

(a)            any inaccuracy or breach as of the date of this Agreement and as of the Closing Date of any representation or warranty of Seller contained in this Agreement;

(b)            any breach of or failure to perform any covenant or agreement of Seller contained in this Agreement;

(c)            any Retained Liability; and

(d)            any items specifically excluded from coverage under the R&W Policy and set forth on Schedule XI attached hereto.

Section 8.03.          Indemnification by Purchaser. Subject to the limitations set forth in Section 8.05, from and after the Closing, Purchaser shall indemnify, defend and hold harmless each member of Seller Group and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnitees”) from and against any and all Losses, to the extent arising or resulting from any of the following:

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(a)            any inaccuracy or breach as of the date of this Agreement and as of the Closing Date of any representation or warranty of Purchaser contained in this Agreement;

(b)            any breach of or failure to perform any covenant or agreement of Purchaser contained in this Agreement; and

(c)            any Assumed Liability.

Section 8.04.          Indemnification Procedures.

(a)            Procedures Relating to Indemnification of Third Party Claims. If any Purchaser Indemnitee or Seller Indemnitee, as applicable (the “Indemnified Party”), receives written notice of the commencement of any Proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 8.02 or 8.03 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article VIII, the Indemnified Party shall promptly provide Purchaser (if a Seller Indemnitee is the Indemnified Party) or Seller (if a Purchaser Indemnitee is the Indemnified Party), as applicable (the “Indemnifying Party”), with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is actually materially prejudiced thereby. The Indemnifying Party will have 30 days from receipt of any such notice of a Third Party Claim to give notice to assume the defense thereof. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, and (ii) the Indemnifying Party will not consent to the entry of any Judgment or enter into any settlement with respect to the Third Party Claim unless (A) the Indemnified Party has consented in writing (such prior written consent not to be unreasonably withheld or delayed) or (B) (i) the Indemnifying Party pays the full amount of the Liability in connection with such Third Party Claim, (ii) there is an unconditional release of all Indemnified Parties from all Liability arising out of such Third Party Claim or Action, and (iii) no Indemnified Party admits to any wrongdoing. The parties will cooperate in good faith in responding to, defending against, or settling Third Party Claims; provided that the foregoing will not require any person to take any action that would violate Law. Whether or not the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any Judgment consented to with respect to such Third Party Claim without the Indemnifying Party’s prior written consent (such written consent will not be unreasonably withheld or delayed).

(b)            Procedures for Non-Third Party Claims. Upon the discovery of any matter giving rise to a claim of indemnity under Section 8.02 or 8.03 (but not involving a Third Party Claim), the Indemnified Party shall promptly provide the Indemnifying Party with written notice of such claim, stating the nature, basis and the amount thereof, if known, along with copies of the relevant documents evidencing such claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except to the extent that the Indemnifying Party is actually materially prejudiced thereby. The Indemnifying Party will have 30 days from receipt of any such notice to dispute a claim of the Indemnified Party. If the Indemnifying Party has timely disputed such a claim, the Indemnified Party and the Indemnifying Party shall attempt to resolve in good faith such dispute within 30 days of the Indemnifying Party providing notice to the Indemnified Party of the dispute of such claim (it being understood that such good faith attempt shall not require either party to submit the dispute to arbitration). If such dispute is not so resolved within such 30-day period, then either party may initiate a lawsuit with respect to the subject matter of such dispute in accordance with, and subject to the limitations of, Article XI.

(c)            Cooperation. The parties shall reasonably cooperate in resolving any claim of indemnity under Section 8.02 or 8.03 (including any Third Party Claim). Such cooperation will include, upon reasonable advance written notice, during normal business hours and so long as it does not unreasonably disrupt the normal operations of the business, providing reasonable access to and copies of information, records and documents relating to such claim and furnishing employees to assist in the investigation, defense and resolution of such claim. Notwithstanding the immediately foregoing sentence, this Section 8.04(c) shall not obligate the providing party to (a) adversely affect the ability of such party to assert attorney-client or attorney work product privilege or a similar privilege, (b) furnish information, documents, or records if the parties are in an adversarial relationship in litigation or arbitration, in which case the applicable rules relating to discovery shall govern, (c) violate any Applicable Law or Judgment, or (d) breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise.

Section 8.05.          Limits on Indemnification.

(a)            Notwithstanding anything contained herein to the contrary:

(i)         Seller Limits:

(A)            Seller shall not be liable, pursuant to Section 8.02(a) and Section 8.02(d) for any Losses suffered by any Purchaser Indemnitee unless the aggregate amount of all such Losses suffered by Purchaser Indemnitees exceeds, on a cumulative basis, an amount equal to $262,500, and then only to the extent that such Losses exceed such amount; provided, that, the foregoing indemnification limitations shall not apply to indemnity claims made by Purchaser Indemnitees pursuant to Section 8.02(a) and Section 8.02(d) with respect to Seller Fundamental Representations, the representations and warranties set forth in Section 3.14 (Taxes), or fraud;

(B)            except in the case of fraud, the R&W Policy and the Indemnity Escrow Account shall be the sole and exclusive recourse for claims made by Purchaser Indemnitees pursuant to Section 8.02(a);

(C)            except in the case of fraud, the aggregate liability of Seller for Losses pursuant to Section 8.02(d) shall in no event exceed $7,875,000; and

(D)            the aggregate liability of Seller hereunder shall in no event exceed the Purchase Price received by Seller under this Agreement.

(ii)        Purchaser Limits:

(A)            Purchaser shall not be liable, pursuant to Section 8.03(a) for any Losses suffered by any Seller Indemnitee unless the aggregate amount of all such Losses suffered by Seller Indemnitees exceeds, on a cumulative basis, an amount equal to $262,500, and then only to the extent that such Losses exceed such amount; provided, that, the foregoing indemnification limitations shall not apply to indemnity claims made by Seller Indemnitees pursuant to Section 8.03(a) with respect to Purchaser Fundamental Representations or fraud;

(B)            the aggregate liability of Purchaser for any Losses pursuant to Section 8.03(a) shall, in no event, exceed $7,875,000; provided, that, the foregoing indemnification limitations shall not apply to indemnity claims made by Seller Indemnitees pursuant to Section 8.03(a) with respect to Purchaser Fundamental Representations or fraud; and

(C)            the aggregate liability of Purchaser hereunder shall in no event exceed the Purchase Price payable to Seller under this Agreement.

(b)          Order of Recovery; Set-Off Against Earn-Out Payments. Notwithstanding anything contained herein to the contrary, Purchaser Indemnitees’ right to indemnification for Losses under Section 8.02 that are finally determined to be owed in accordance with Section 8.04 shall be subject to the following, to be satisfied exclusively from and asserted against, in order, in each case, subject to the terms, conditions and limitations of this Agreement:

(i)            first, if the Indemnity Escrow Account has not been exhausted or released, to the extent of the remaining funds in the Indemnity Escrow Account, then Purchaser, on the one hand, and Seller, on the other hand, shall jointly instruct the Escrow Agent to disburse from the Escrow Account to such Purchaser Indemnitees an amount equal to the lesser of (A) the amount of Losses to which such Purchaser Indemnitees is entitled to be indemnified, and (B) the then remaining balance of the Indemnity Escrow Account;

(ii)           second, if the amount of Losses to which such Purchaser Indemnitee is entitled to be indemnified exceeds the amounts satisfied under Section 8.05(b)(i), and solely in the case of claims made by Purchaser Indemnitees pursuant to Section 8.02(a), against the R&W Policy, to the extent then available and Losses are recoverable thereunder; and

(iii)          third, if the amount of Losses to which such Purchaser Indemnitee is entitled to be indemnified exceeds the amount satisfied in accordance with Section 8.05(b)(i) and (ii), either, at Purchaser’s option, (A) by withholding and setting off against any amount of an Earn-Out Payment otherwise due to be paid under Section 2.05 or (B) directly against Seller.

(c)           Neither party hereto shall be liable hereunder to the other party hereto for any indirect, special, incidental, consequential or punitive damages (whether for loss of current or future revenues or profits, loss in value or otherwise) and no “multiple of revenues” or “multiple of profits” or similar valuation methodology shall be used in calculating the amount of any Losses.

(d)           The amount of any Loss for which indemnification is provided under this Article VIII shall be determined after deducting therefrom any amounts actually recovered by the Indemnified Party from any third party (including insurance proceeds) as a result of the facts or circumstances giving rise to the Losses.

(e)           Each Indemnified Party shall mitigate any Losses for which it is entitled to indemnification under this Article VIII, including by using its commercially reasonable efforts to pursue recovering any proceeds reasonably available under insurance policies; provided that no such Indemnified Party shall be required to take any action or refrain from taking any action that is contrary to any applicable Contract or Applicable Laws binding on such Indemnified Party or any affiliate thereof.

(f)            For the purposes of determining the amount of any Losses arising out of, relating to or resulting from any inaccuracy or breach of any representation or warranty to be true and correct, and for purposes of determining whether or not such inaccuracy or breach has occurred, such representations and warranties shall be considered without giving effect to any limitation or qualifications as to “materiality,” “Seller Material Adverse Effect”, “Purchaser Material Adverse Effect” or any other derivation of the word “material.”

(g)            Purchaser acknowledges that it and its representatives have received or been afforded the opportunity to review prior to the date of this Agreement all written materials which Seller Group was required to make available to Purchaser pursuant to this Agreement on or prior to the date of this Agreement. Purchaser acknowledges that it and its representatives (i) have been permitted access to the books and records, Contracts and other properties and assets of Seller Group to the extent relating to the Products, the Transferred Assets or the Assumed Liabilities and (ii) have had an opportunity to discuss with employees of Seller Group the Products, the Transferred Assets and the Assumed Liabilities, in the case of each clauses (i) and (ii) that Purchaser and its representatives have desired or requested to see, review or discuss, as applicable. Purchaser further acknowledges and agrees that (A) other than the representations and warranties of Seller specifically contained in Article III, no member of Seller Group or any other person has made or makes any representation or warranty either expressed or implied (1) with respect to the Products, the Transferred Assets, the Assumed Liabilities or the transactions contemplated by this Agreement or the Ancillary Agreements or (2) as to the accuracy or completeness of any information regarding the Products, the Transferred Assets, the Assumed Liabilities or the transactions contemplated by this Agreement or by the Ancillary Agreements made available to Purchaser and its representatives and (B) Purchaser Indemnitees shall have no claim or right to indemnification pursuant to this Article VIII and no member of Seller Group or any other person shall have or be subject to any liability to any Purchaser Indemnitee or any other person with respect to any information, documents or materials made available by Seller Group or any of its representatives to Purchaser and its representatives, including any information, documents or materials made available to Purchaser and its representatives in any “data room” (whether electronic or otherwise) or in any other form (it being understood that this clause (B) does not supersede or otherwise affect the representations and warranties of Seller specifically contained in Article III). Without limiting the generality of the foregoing, except as provided under this Agreement, Purchaser acknowledges and agrees that no member of Seller Group or any other person has made or makes any representation or warranty relating to the maintenance, repair, condition, design, performance or marketability of any Transferred Asset, including merchantability or fitness for a particular purpose.

Section 8.06.          Tax Treatment of Indemnification.  For all Tax purposes, Purchaser and Seller agree to treat (and shall cause each other member of Purchaser Group or Seller Group, respectively, to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price unless otherwise required by a final determination by the IRS or other applicable Taxing Authority (which shall include, in the case of the IRS, the execution of an IRS Form 870-AD or successor form), a final judgment of a court of competent jurisdiction, or a change in Applicable Law occurring after the date hereof.

Section 8.07.          Exclusive Remedy. Except for fraud or any non-monetary equitable relief to which any party hereto may be entitled from and after the Closing, the indemnification provisions contained in this Article VIII are intended to provide the sole and exclusive remedy following the Closing as to all Losses any party hereto (and any other Seller Indemnitee or Purchaser Indemnitee) may incur arising from or relating to the Agreement and the Ancillary Agreements and the transactions contemplated hereunder and thereunder, and each party hereby waives, to the full extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation.

Article IX
Tax Matters

Section 9.01.         Tax Matters.

(a)           Allocation of Taxes. In the case of any Straddle Period, (i) income Taxes, sales and use Taxes, value added Taxes and withholding Taxes shall be computed as if such taxable period ended on (and included) the Closing Date and (ii) all other Taxes (including Property Taxes) for the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period.

(b)           Filing of Tax Returns and Payment and Refunds of Taxes. The party required by Applicable Law to file any Tax Return with respect to any Taxes applicable to the Transferred Assets for any Straddle Period shall timely file such Tax Return and pay such Taxes to the applicable Taxing Authority. To the extent Purchaser so pays any Taxes that are Retained Liabilities or Seller so pays any Taxes that are Assumed Liabilities, Seller or Purchaser (as applicable) shall reimburse the other party for the amount of such Taxes. To the extent Purchaser receives a refund of any such Taxes that are Retained Liabilities or Seller receives a refund of any such Taxes that are Assumed Liabilities, Purchaser or Seller (as applicable) shall pay over to the other party the amount of such refund, net of any reasonable out-of-pocket costs and expenses.

(c)           Purchase Price Allocation.

(i)            No later than 90 days after the Closing Date, Seller shall deliver to Purchaser a statement (the “Allocation Statement”) allocating the Purchase Price (increased by the Assumed Liabilities and any other items to the extent properly taken into account under Section 1060 of the Code) among the Transferred Assets and any other assets to the extent properly treated as acquired for Tax purposes pursuant to this Agreement in accordance with Section 1060 of the Code. If, within 30 days after the delivery of the Allocation Statement, Purchaser has not notified Seller in writing that Purchaser objects to the allocation set forth in the Allocation Statement, the Allocation Statement shall become final and binding on the parties. If, within such 30-day period, Purchaser has so notified Seller, Purchaser and Seller shall use commercially reasonable efforts to resolve such dispute within 30 days. In the event that Purchaser and Seller are able to resolve such dispute within such 30-day period, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution and the Allocation Statement (as so adjusted) shall become final and binding on the parties. In the event that Purchaser and Seller are unable to resolve such dispute within such 30-day period, the parties shall (A) refer the matter to the Independent Expert and (B) instruct Independent Expert to, no later than 30 days after its acceptance of the matter, resolve the dispute in a manner consistent with the principles set forth in this Section 9.01(c)(i) and furnish to each party notice of such resolution. The Allocation Statement shall then be adjusted to reflect such resolution and the Allocation Statement (as so adjusted) shall become final and binding on the parties. All fees and expenses of the Independent Expert shall be shared equally by the parties.

(ii)           Once the Allocation Statement becomes final and binding pursuant to Section 9.01(c)(i), the parties agree to (A) be bound by the Allocation Statement for all Tax purposes and (B) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return, in each case, unless otherwise required by a closing agreement with an applicable Taxing Authority or a final judgment of a court of competent jurisdiction.

(d)          Transfer Taxes.

(i)            All Transfer Taxes shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser. If either Seller or Purchaser receives any refund, credit or recovery of any Transfer Tax that was borne by both parties, the party receiving such refund, credit or recovery shall promptly pay to the other party fifty percent (50%) of the amount of such refund, credit or recovery, net of any reasonable out-of-pocket costs and expenses.

(ii)           Each member of Seller Group, on the one hand, and Purchaser and its affiliates, on the other hand, shall use commercially reasonable efforts to obtain any available exemption from any Transfer Taxes and shall cooperate with the other parties in providing any information and documentation that may be necessary to obtain any such exemption, including any applicable resale or exemption certificate.

(iii)          Seller and Purchaser shall file all Tax Returns and other documentation required to be filed with respect to all Transfer Taxes and, if required by Applicable Law, Seller and Purchaser will, and will cause the other members of Seller Group or Purchaser Group, respectively, to, join in the execution of any such Tax Returns and other documentation.

(e)           Purchaser and Seller agree to provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Return or for the defense of any Tax claim or assessment related to the Transferred Assets or the Assumed Liabilities, whether in connection with an audit or otherwise.

(f)           Seller shall deliver to Purchaser at the Closing certificates, duly executed and acknowledged, certifying that any payments made pursuant to this Agreement are exempt from withholding pursuant to Section 1445 of the Code.

Article X
Additional Agreements

Section 10.01.       Publicity; Confidentiality; Non-Compete.

(a)           Publicity. No public release or announcement concerning the transactions contemplated by this Agreement or the Ancillary Agreements shall be issued by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Applicable Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make such release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

(b)           Confidentiality.

(i)            Each of Purchaser and Seller acknowledges that the information provided to it in connection with the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements is subject to the terms of the confidentiality agreement between Purchaser and Seller (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Products and the Transferred Assets (other than information relating to the Excluded Assets and the personnel of Seller Group). For the avoidance of doubt, Purchaser acknowledges that any and all other information provided to it by Seller Group or any of its representatives concerning Seller Group shall remain subject to the terms and conditions of the Confidentiality Agreement from and after the Closing.

(ii)          Seller recognizes that it possesses information of a confidential or secret nature in both written and unwritten form, which has unique commercial value as related to the Transferred Assets (hereinafter referred to as “Confidential Information”). For purposes of this Agreement, the foregoing, “Confidential Information”:

(A)            shall include each of the following, to the extent constituting a Transferred Asset: (I) any pre-clinical, clinical, pharmaceutical development, prescription, or sales and marketing data for a Product; (II) trade secrets, processes, methods, data, know-how, prototypes, improvements, inventions, techniques, product plans, strategies and forecasts, including any development plans for the use of a Product; (III) forms, Contracts or promotional materials created for or used solely in relation to a Product; (IV) any correspondence, memoranda or files related solely to a Product which contain Confidential Information; and (V) any information, knowledge and data solely related to the Transferred Assets; and

(B)            shall not include (I) any information which is or becomes generally available to and known by the general public (other than as a result of a disclosure through the actions of Seller Group or any of its representatives in violation of this Section or any other obligation of confidentiality owed to Purchaser or any of Purchaser’s subsidiaries), or (II) any information, forms, Contracts or other items relating to the Excluded Assets.

(iii)         Seller agrees that, following the Closing, all Confidential Information shall be the sole property of Purchaser Group and its assigns.

(iv)         Through the expiration of the Earn-Out Period, Seller will, and will cause Seller Subsidiaries and representatives to, keep in strict confidence all Confidential Information and will not use or disclose any Confidential Information or anything relating to it, in whole or in part, or permit others to use or disclose Confidential Information in any way, without the prior written consent of Purchaser. Seller agrees to inform Purchaser as promptly as practicable in writing in the event of any breach of this obligation of confidentiality that becomes known to Seller.

(v)          Notwithstanding anything contained in this Agreement to the contrary, Seller is permitted to disclose the Confidential Information pursuant to a Judgment; provided that, in each instance, Seller (A) promptly notifies Purchaser of the Judgment after Seller becomes aware of the Judgment, (B) cooperates with Purchaser in seeking a protective order or similar relief to protect the confidentiality of the information to be disclosed, and (C) limits the disclosure to what is requested by the Judgment.

(vi)         Notwithstanding anything contained in this Agreement to the contrary, for the avoidance of doubt, Seller shall expressly have the right to disclose and use Confidential Information relating to the Transition Product ANDAs for the sole purpose of, and to the extent reasonably necessary for, obtaining marketing approval for the applicable Transition Reference Products in China.

(c)          Non-Compete.

(i)            If the Closing occurs, for a period of 48 months beginning on the Closing Date, Seller will not (and will cause the other members of the Seller Group not to), directly or indirectly, engage or participate in, or render services to (whether as an owner, operator, member, shareholder, trustee, manager, consultant, strategic partner, employee or otherwise, with or without compensation) any Restricted Business (as defined below) in the Territory. For the purposes of the foregoing, Seller will not be in breach of this Section 10.01(c): (A) by reason of its (and/or any other member(s) of the Seller Group’s) beneficial ownership, of two percent (2%) or less of the equity of a person that engages in any Restricted Business so long as Seller and the other members of the Seller Group do not control the operation or management of such person that engages in any Restricted Business or (B) for exercising its rights with respect to the Transition Product ANDAs and the Transition Reference Products in accordance with the terms and conditions hereunder.

(ii)           The parties acknowledge and agree that the restrictions contained in this Section are a reasonable and necessary protection of the immediate interests of Purchaser, and any violation of these restrictions would cause substantial harm to Purchaser and that Purchaser would not have entered into this Agreement and the other Ancillary Agreements without receiving the additional consideration offered by Seller in binding itself to these restrictions. In the event of a breach or a threatened breach by Seller or any Seller Subsidiaries of these restrictions, Purchaser may be entitled to an injunction restraining Seller or Seller Subsidiaries, as applicable, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting Purchaser from pursuing any other available remedies, whether at Law or in equity, for such breach or threatened breach.

(iii)           The term “Restricted Business” means the development, manufacturing, marketing, commercialization, distribution and sale of a pharmaceutical generic product that has the same indication as (x) any approved indication for the Approved Products, (y) any filed indication for the Pending Products and (z) any targeted indication for the Development Products, in each case, (x), (y) and (z), as of the Closing.

Section 10.02.       Bulk Transfer Laws. Purchaser hereby waives compliance by Seller Group with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Transferred Assets to Purchaser.

Section 10.03.       Post-Closing Information.

(a)           For a period of two years following the Closing, Purchaser shall, and shall cause the other members of Purchaser Group to, afford to Seller and its accountants, counsel and other representatives reasonable access, upon reasonable prior written notice during normal business hours, to the books and records, Contracts and other properties and assets of Purchaser Group solely to the extent relating to the Products, the Transferred Assets or the Assumed Liabilities for any reasonable business purpose in respect of Proceedings that are not adversarial to the Purchaser Group, insurance matters and financial reporting of Seller Group, if such access does not unreasonably disrupt the normal operations of Purchaser Group. Notwithstanding the immediately foregoing sentence, this Section 10.03(a) shall not obligate any member of Purchaser Group to (a) adversely affect the ability of any member of Purchaser Group to assert attorney-client or attorney work product privilege or a similar privilege, (b) furnish information, documents, or records if the parties are in an adversarial relationship in litigation or arbitration, in which case the applicable rules relating to discovery shall govern, (c) violate any Applicable Law or Judgment, or (d) breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise.

(b)            For a period of two years following the Closing, Seller shall, and shall cause the other members of Seller Group to, afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable prior written notice during normal business hours, to the books and records, Contracts and other properties and assets of Seller Group solely to the extent relating to the Products, the Transferred Assets or the Assumed Liabilities for any reasonable business purpose in respect of Proceedings that are not adversarial to the Seller Group, insurance matters and financial reporting of Purchaser Group, if such access does not unreasonably disrupt the normal operations of Seller Group. Notwithstanding the immediately foregoing sentence, this Section 10.03(b) shall not obligate any member of Seller Group to (a) adversely affect the ability of any member of Seller Group to assert attorney-client or attorney work product privilege or a similar privilege, (b) furnish information, documents, or records if the parties are in an adversarial relationship in litigation or arbitration, in which case the applicable rules relating to discovery shall govern, (c) violate any Applicable Law or Judgment or (d) breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise.

Section 10.04.       Technology Transfer; FDA Approval.

(a)           Seller and Purchaser shall use commercially reasonable efforts to effect an orderly transfer of the Product Scientific and Regulatory Material and the Product Technology from Seller Group to Purchaser Group pursuant to the terms of this Agreement as promptly as practicable after the Closing.

(b)           Seller and Purchaser shall cooperate in good faith to prepare and submit on or after the Closing Date all required notices to the FDA regarding the transfer of the Transferred Product ANDAs (expressly excluding all Transition Product ANDAs) from Seller Group to Purchaser Group. In connection with, and without limiting, the foregoing:

(i)           within five (5) business days of the Closing Date, Seller shall deliver one or more flash drives to Purchaser containing one eCTD sequence for each Transferred Product ANDA and each Transition Product ANDA;

(ii)          within ten (10) business days of the Closing Date, (A) with respect to each Transferred Product ANDA, Seller shall deliver, or cause to be delivered, to the FDA a Seller FDA Letter, and (B) with respect to each Transition Product ANDA, Seller shall deliver, or cause to be delivered, to the FDA a US Agent Appointment Letter;

(iii)         within fifteen (15) business days of the Closing Date, (A) with respect to each Transferred Product ANDA and each Transition Product ANDA, Seller shall deliver one or more flash drives to Purchaser containing all applicable electronic RA files (except in the case of the Transferred Product ANDA for Indapamide, which files shall be delivered in both electronic/eCTD and paper files), and (B) with respect to each Transferred Product ANDA, Purchaser shall deliver, or cause to be delivered, to the FDA a Purchaser FDA Letters; provided, that any and all flash drives required to be delivered to Purchaser pursuant to Section 10.04(i) and (iii) shall be delivered to the following recipient at the physical address listed below, and Seller shall provide tracking numbers for such deliveries to the email account listed below:

Justin Uthup, Associate Director Regulatory Affairs

ANI Pharmaceuticals, Inc.

3757 Willow Stone Lane, Wake Forest, NC 27587

Phone: 919-647-9794

Email: justin.uthup@anipharmaceuticals.com

(iv)          following the Closing, Seller will notify Purchaser of any FDA communications related to the Transferred Product ANDAs and the Transition Product ANDAs within one (1) business day;

(v)           if, following the Closing, Seller is unable to update or recertify drug listings for any of the Transferred Product ANDAs or the Transition Product ANDAs that exist in Seller’s labels, Purchaser shall have authority to update or recertify such drug listings on Seller’s behalf for the purposes of maintaining FDA compliance;

(vi)          Seller shall provide Medwatch forms for all individual adverse event cases to Purchaser received on or prior to the Closing Date relating to Products with applicable reporting periods closing in January or February of 2020, in each case to be provided to Purchaser no later than January 15, 2020;

(vii)         Seller shall process and submit to the FDA all adverse drug experience cases related to the Products, to the extent received by Seller on or prior to the Closing Date, in compliance with FDA regulations (for the avoidance of doubt, such obligation may require Seller to continue to process and submit such cases after the Closing Date);

(viii)        Seller shall forward all adverse drug experience cases related to the Products that are received by Seller (whether by phone, email, or other communication) following the Closing Date, within one Business Day of such receipt, to Purchaser at the following contact: phone: 1-800-308-6755, email: PVsupport@safetycall.com;

(ix)           Within sixty (60) days following the Closing Date, Seller shall migrate its electronic safety database, including all historical adverse drug experience cases related to the Products prior to the Closing Date, to Purchaser’s electronic safety database; and

(x)            within fifteen (15) business days of the Closing Date, Seller shall notify Purchaser that the annual report for the Product Indapamide has been properly submitted to the FDA.

(c)           Seller shall take all actions necessary to transition the website https://www.penicillaminesavings.com to Purchaser’s webmaster within five (5) business days of the Closing Date.

(d)           In connection with activities undertaken pursuant to this Section 10.04, Seller shall bear the costs incurred by Seller Group and Purchaser shall bear the costs incurred by Purchaser Group.

Section 10.05.        Insurance. At all times from the Closing Date through the date which is three (3) years after the Closing Date, Purchaser shall maintain product liability and other insurance for Purchaser Group that is reasonable and customary in the pharmaceutical industry in the Territory for companies of comparable size. Purchaser shall provide Seller with written proof of such product liability and other insurance upon reasonable advance written request by Seller.

Section 10.06.        Adverse Experience and Field Alert Reporting; Recalls and Withdrawals.

(a)            Prior to the Closing Date, Seller Group shall be responsible for adverse experience and field alert reporting to the FDA in respect of the Products. From and after the Closing Date, Purchaser Group shall be responsible for adverse experience and field alert reporting to the FDA in respect of the Products. For the avoidance of doubt, Purchaser Group shall be responsible for adverse experience and field alert reporting to the FDA in respect of the Transition Reference Products in accordance with Section 10.09 of this Agreement. From and after the Closing Date, Seller shall promptly notify Purchaser of any adverse drug experience information (including any new adverse experience reports or any follow-up adverse experience reports per Section 10.04(b)(viii)) received by Seller or any field alert reportable events that become known to Seller, in each case in respect of the Products.

(b)            Prior to the Closing Date, Seller Group shall be responsible for investigating and managing any recall or market withdrawal (whether voluntary or involuntary) of any Product. From and after the Closing Date, (i) Purchaser Group shall be responsible for investigating and managing any recall or market withdrawal (whether voluntary or involuntary) of any Product, and (ii) Seller shall provide assistance as Purchaser may reasonably request in connection with any such recall or market withdrawal.

Section 10.07.        Misdirected Payments. From and after the Closing Date, if any member of Seller Group receives any amount which is a Transferred Asset or is otherwise properly due and owing to Purchaser Group in accordance with the terms of this Agreement (including in respect of any Products sold by Purchaser Group from and after the Closing Date), Seller promptly shall remit, or shall cause to be remitted, such amount (net of any Taxes) to Purchaser at the address set forth in Section 11.10. From and after the Closing Date, if any member of Purchaser Group receives any amount which is an Excluded Asset or is otherwise properly due and owing to Seller Group in accordance with the terms of this Agreement (including in respect of any Products sold by Seller Group prior to the Closing Date), Purchaser promptly shall remit, or shall cause to be remitted, such amount (net of any Taxes) to Seller at the address set forth in Section 11.10. In the event of any conflict between this Section 10.07 and Article VIII, Article VIII shall prevail.

Section 10.08.        Cross License; Excluded Inventory.

(a)            Seller grants to Purchaser an irrevocable, exclusive, royalty-free, fully paid-up, sublicensable, transferrable license under Seller’s rights in any labeler code, imprints, logos, debossings, and other names or marks made on the Transferred Inventory and on any open or future orders of Products, to sell, distribute and otherwise commercialize or exploit such Transferred Inventory and Products in the Territory.

(b)            Purchaser hereby agrees to, as applicable, sublicense or partially assign to Seller the Transferred Contracts listed on Schedule IX, solely to the extent permitted under such Transferred Contracts and necessary for Seller to commercialize or otherwise exploit the Transition Reference Products outside of the Territory. Purchaser agrees to use commercially reasonable efforts to execute and deliver such other documents and to cooperate with Seller, in each case at Seller’s expense and request, to effect the terms of the preceding sentence.

(c)            Concurrently with the execution of this Agreement, Seller shall deliver a notice of destruction to EVERSANA in the form attached as Exhibit A.

Section 10.09.        Agreements Regarding Transition Product ANDAs; Transition Reference Products; and GDUFA Escrow Account.

(a)            General. With respect to each Transition Product ANDA, during the applicable Transition Period, Seller will continue to hold, and be the “in-name-only” owner, of the Transition Product ANDA for the sole purpose of obtaining marketing approval for the applicable Transition Reference Product in China.

(b)            Exclusive License. With respect to each Transition Product ANDA, during the applicable Transition Period, Seller hereby grants to Purchaser an irrevocable, exclusive, royalty-free, fully paid-up, sublicensable, transferrable license under Seller’s rights in the applicable Transition Product ANDA to sell, distribute and otherwise commercialize or exploit the applicable Transition Reference Product in the Territory. For the avoidance of doubt, following the Closing, Purchaser will (i) have full and exclusive rights to commercialize the Transition Reference Products for sale in the Territory and (ii) retain all profits with respect thereto, subject to its obligations to Seller with respect to the Earn-out Payments.

(c)           Transfer. Seller and Purchaser shall take all actions necessary for Seller to transfer full right and ownership of such applicable Transition Product ANDA to Purchaser at no cost and to terminate the applicable license from Section 10.09(b), including, without limitation, the delivery of a (i) Seller FDA Letter by Seller to the FDA with respect to the applicable Transition Product ANDA within five (5) business days following the Transition End Date for each Transition Product ANDA, and (ii) Purchaser FDA Letter by Purchaser to the FDA with respect to the applicable Transition Product ANDA within ten (10) business days following delivery of such Seller FDA Letter by Seller under clause (i) above.

(d)           Other.

(i)            With respect to each Transition Reference Product, during the Transition Period for such Transition Reference Product, Purchaser agrees and covenants to market, sell, and distribute the applicable Transition Reference Product under Seller’s name as the manufacturer of such Transition Reference Product. For clarity, Purchaser may indicate that such Transition Reference Product is distributed by Purchaser on the label or promotional materials therefor.

(ii)           With respect to each Transition Product ANDA, during the applicable Transition Period, Seller hereby delegates all other rights, liabilities, obligations, and regulatory responsibilities with respect to such Transition Product ANDA (e.g., recall rights, adverse event reporting obligations, annual reporting obligations, interacting with the FDA, etc.) to Purchaser, and Purchaser hereby assumes all such rights and responsibilities. Purchaser shall perform and satisfy such rights and responsibilities on behalf of Seller and in compliance with all applicable Laws, including those Laws enforced by the FDA; provided, that Seller shall be responsible, and promptly reimburse Purchaser, for all reasonable and documented fees, costs, and expenses incurred by Purchaser or its affiliates in connection with assisting Seller or Seller’s affiliates to obtain regulatory approval for any Transition Reference Products in China. For the avoidance of doubt, except for the rights expressly retained by Seller pursuant to this Section 10.09, all other rights, liabilities, and obligations associated with the Transition Product ANDAs shall be transferred to Purchaser at the Closing. With respect to each Transition Product ANDA, during the applicable Transition Period, Seller shall designate one official (the “Seller Regulatory Contact”) to serve as the primary point of contact for Purchaser and the FDA for all regulatory matters concerning the Transition Product ANDAs. The initial Seller Regulatory Contact shall be Tamara Elder, whose contact information is as follows: email: telder@amerigenpharma.com, telephone number 951-966-5749. Seller may replace the Seller Regulatory Contract at anytime subject to the prior written consent of Purchaser, not to be unreasonably delayed, conditioned, or withheld. In the event a Governmental Entity inquiry, investigation, or similar process arises in connection with a Transition Product, or the signature, consent, or approval of an authorized representative of Seller is required for reporting or compliance purposes in connection with a Transition Product, Seller shall cause the Seller Regulatory Contact to be made available to the FDA and Purchaser during normal business hours, and to take, on behalf of Seller, all actions reasonably necessary to cause the Transition Product ANDAs, and Purchaser’s commercialization thereof, to be in compliance with all applicable Laws, including those Laws enforced by the FDA.

(iii)          Purchaser shall not be required to receive prior authorization or approval from Seller for any changes, variations, supplemental filings, or any other regulatory changes to the extent required to be made to the Transition Product ANDAs; provided, that Purchaser shall communicate all changes that have received regulatory approval to Seller upon approval (for changes that require specific approval) or otherwise at the end of the applicable annual report period for each of the Transition Product ANDAs within 60 calendar days after the close of such applicable annual report period.

(e)          GDUFA Fees; GDUFA Escrow Account.

(i)            In accordance with Section 2.03(c), at the Closing, Purchaser will deposit an amount equal to the GDUFA Escrow Amount with the Escrow Agent.

(ii)           To the extent (A) the Transition Period ends on or prior to September 1, 2020, and (B) Seller and Purchaser have taken all actions necessary for Seller to transfer full right and ownership of the Transition Product ANDAs to Purchaser in accordance with Section 10.09(c) on or prior to September 1, 2020, then, promptly following the Transition Period, and in any event within five (5) business days thereafter, Purchaser, on the one hand, and Seller, on the other hand, shall jointly instruct the Escrow Agent to pay to Seller, from the GDUFA Escrow Account, an amount equal to the balance of the GDUFA Escrow Account.

(iii)          To the extent the (A) the Transition Period ends after September 1, 2020, or (B) Seller and Purchaser have not taken all actions necessary for Seller to transfer full right and ownership of the Transition Product ANDAs to Purchaser in accordance with Section 10.09(c) on or prior to September 1, 2020, then, promptly following September 1, 2020, and in any event within five (5) business days thereafter, Purchaser, on the one hand, and Seller, on the other hand, shall jointly instruct the Escrow Agent to pay (x) to Purchaser, from the GDUFA Escrow Account, an amount equal to the GDUFA Fee, and (y) to Seller, from the GDUFA Escrow Account, an amount equal to the balance of the GDUFA Escrow Account after payment pursuant to clause (x).

Section 10.10.      Government Rebates.

(a)          Government Programs Transition Period.

(i)            Seller and Purchaser shall use commercially reasonable efforts to terminate Seller’s ownership of the Labeler Code with CMS on or before June 30, 2020 and to effect Purchaser as the registered owner of the Labeler Code with an effective date as promptly as practicable but in no event later than July 1, 2020.

(ii)           Within thirty (30) days following the Closing Date, Seller shall submit a Medicaid National Drug Rebate Agreement (“NDRA”) with the appropriate Governmental Rebate Authorities (the period beginning on the Closing Date and ending on the effective date of the NDRA codifying Purchaser’s ownership of the Labeler Code, the “Government Programs Transition Period”).

(iii)          As promptly as administratively possible following Seller’s submission to CMS of all applicable data required for each of the month of December 2019 and the fourth calendar quarter of 2019, but in no event later than January 31, 2020, Seller shall submit to CMS a Medicaid Drug Rebate Agreement Form 367(d) appointing Sharon Feldman (email: sharon.feldman@anipharmaceuticals.com; phone: (218) 634-3568; fax: (218) 634-3606) as the Technical Contact for the Labeler Code.

(iv)          As promptly as practicable following Seller’s receipt of all Government Rebate invoices relating to Product reimbursements paid by the applicable Governmental Rebate Authorities during the calendar quarter ending December 31, 2019, Seller and Purchaser shall cooperate in good faith to register Purchaser as the designated party to be invoiced by the applicable Governmental Rebate Authorities, including by preparing and submitting as promptly as administratively possible following the Closing Date (but no later than April 1, 2020) the Medicaid Drug Rebate Agreement Form 367(d) appointing Sharon Feldman (email: sharon.feldman@anipharmaceuticals.com; phone: phone: (218) 634-3568; fax: (218) 634-3606) as the Invoice Contact for the Labeler Code.

(v)          As promptly as administratively possible following the Closing Date, Seller shall make all notifications and submissions necessary under each of Seller’s hrsa.gov (Health Resources & Services Administration) and sam.gov (System for Award Management) registrations, in each case, to notify the applicable administrative authority of the Transaction and the date the Transaction was consummated, to transfer such website registrations to Purchaser, and to appoint Sharon Feldman (email: sharon.feldman@anipharmaceuticals.com; phone: phone: (218) 634-3568; fax: (218) 634-3606) as the authorized official and primary contact of each such registration.

(vi)         Seller will continue to list the Products on all agreements with Governmental Rebate Authorities after the Closing Date. With respect to the Medicaid program, Purchaser will discuss its acquisition of the Labeler Code with CMS promptly following the Closing Date. Seller will coordinate termination of its NDRA for the Labeler Code with Purchaser to ensure there is no disruption in Medicaid coverage for the Products under state Medicaid programs. During the Government Programs Transition Period, Purchaser will calculate AMP and Best Price and submit to Seller to submit and certify to CMS in the Medicaid Drug Data Reporting System.

(vii)        During the Government Programs Transition Period, (A) Mike Fortier and Forrest Lamm shall serve as the primary point of contact for Purchaser, CMS, and all other relevant government pricing authorities for all regulatory matters concerning this Section 10.10(a), and (B) Seller shall use commercially reasonable efforts to preserve substantially intact its relationships with EVERSANA to the extent related to, or necessary for Seller to comply with, the post-Closing obligations of Seller under this Agreement ..

(b)          Certain Operational Matters.

(i)           Price Reporting Information. Seller will deliver to Purchaser the following government price reporting information for Products sold in the Territory within ten (10) business days of the Closing Date, transactional detail for the period beginning October 1, 2018 through the Closing Date that is necessary to perform post-Closing government price calculations such as the “Average Manufacturer Price” or “AMP” (as defined in 42 U.S.C. § 1396r-8(k)(1) and 42 C.F.R. § 447.500 et seq., as may be amended from time to time), “Average Selling Price” or “ASP” (as defined in 42 U.S.C. 1395w–3a(c), as may be amended from time to time), “Best Price” (as defined in 42 U.S.C. § 1396r-8(c)(1)(C) (relating to the definition of Best Price) and 42 C.F.R. § 447.500 et seq., as may be amended from time to time), the “Non-Federal Average Manufacturer Price” or “Non-FAMP” and “Federal Ceiling Price” or “FCP” (as such terms are defined in 38 U.S.C. § 8126(h)(5) and any applicable agreement between a pharmaceutical manufacturer and the U.S. Department of Veterans Affairs to implement the provisions of the Veterans Health Care Act of 1992, 38 U.S.C. § 8126, or the “VA Master Agreement”), including:

(A)            with respect to AMP, ASP, and Best Price, (I) calendar quarter in which baseline AMP was established, (II) baseline AMP, (III) all other baseline Product information submitted by Seller to the CMS in connection with the Medicaid drug rebate program (including units per package size, market start date, etc.), and (IV) transactional data reasonably necessary for Purchaser to calculate AMP, ASP, and Best Price for the quarters and months (as applicable) beginning with the AMP, ASP, and Best Price submissions due on or after the Closing Date;

(B)            with respect to the U.S. Public Health Service 340B Drug Pricing Program created under Section 340B of the Public Health Service Act and Section 602 of the Veterans Health Care Act of 1992 (the “PHS Program”), the PHS Program price for the calendar quarter in which the Closing Date occurs and one subsequent calendar quarter; and

(C)            with respect to the Veterans Health Care Act of 1992, (I) the applicable “Federal Ceiling Price” or “FCP” (as such figure is calculated pursuant to 38 U.S.C. § 8126(a) and the VA Master Agreement), (II) the Non-FAMP calculations for each calendar quarter of 2019, (III) any commercial sales data reasonably necessary to perform quarterly and annual Non-FAMP calculations, and (IV) any price lists applicable for purposes of sales under any applicable contract with the U.S. Department of Veterans Affairs under Federal Supply Schedule 65IB for Drugs, Pharmaceuticals, & Hematology Related Products.

(ii)         During the Government Programs Transition Period:

(A)            if Seller receives a request for an agreement proposal or a similar rebate agreement proposal from any Governmental Rebate Authority assistance program relating to any Product, Seller will provide Purchaser with such request or proposal. Purchaser may request that Seller propose a rebate with respect to such Product bearing Seller’s NDC Number on financial terms specified by Purchaser; provided, however, that (I) any such proposal will be accompanied by a statement to the Governmental Rebate Authority assistance program explaining Purchaser’s ownership of or license to (as applicable) and responsibility for the Product, (II) Purchaser will submit a comparable proposal with respect to the Product bearing Purchaser’s NDC Number, and (III) Seller will retain the discretion to terminate any such agreement in accordance with its terms.

(B)            Seller will process and pay all undisputed Government Rebates received after the Closing Date that are payable pursuant to the Governmental Rebate Authority assistance programs for all Products bearing Seller’s NDC Number. Seller will provide Purchaser with data detailing all disputed and undisputed Government Rebates invoiced by such programs relating to periods following the Closing Date, and Purchaser may reasonably request that Seller dispute additional utilization on such invoices for a calendar quarter as designated by Purchaser, including through use of a CMS Form 304.

(C)            Seller will provide Purchaser with quarterly corresponding utilization summaries and payment reports within one hundred twenty (120) days after the end of the applicable calendar quarter that describe the requested Government Rebate payments in reasonable detail.

(D)            with respect to the Products sold by or on behalf of Purchaser on or after the Closing Date that bear Seller’s NDC Number, Seller will continue to be responsible for reporting pricing information required under the applicable statutes, rules, and regulatory guidance relating to programs of the applicable Governmental Rebate Authorities, including the Medicaid Rebate Program, the PHS 340B Program, any program administered by the Veterans’ Administration and the like until Seller has formally completed the ownership transfer and received confirmation from the applicable programs that the ownership transfer has been completed; provided, however, that Purchaser will be responsible for reporting such pricing information required under the VA Master Agreement and the Federal Supply Schedule contract as of the date of the addition of the Products to Purchaser’s VA contracts.

(iii)          Purchaser Information. Until such time as Seller no longer has any reporting obligations with respect to the Products, Purchaser will deliver to Seller by the twenty fourth (24th) day following the applicable month and quarter end (A) the monthly and quarterly AMP and ASP, as applicable, (B) the quarterly Best Price, and (C) any other government price reporting information for the Products necessary for Seller to satisfy its federal and state reporting obligations (the “Purchaser Information”). All Purchaser Information provided by Purchaser to Seller will, to Purchaser’s knowledge, be complete and accurate at the time of submission, prepared in accordance with Purchaser’s good faith reasonable efforts, and consistent with Purchaser’s reasonable assumptions interpreting applicable laws, assuming that all information provided by Seller to Purchaser and used in providing such Purchaser Information to Seller, to Purchaser’s knowledge, is complete and accurate. Purchaser will provide Seller with a certification at the time of each delivery of Purchaser Information by Purchaser to Seller as to the completeness and accuracy of such Purchaser Information in a form reasonably acceptable to Seller. Purchaser will deliver to Seller a report of all recalculations of Purchaser Information including those due to corrections of errors or other routine corrections, such as Best Price true-ups, made by Purchaser or any other related information as soon as practicable after determination by Purchaser and in any case no later than five (5) business days prior to any applicable timelines required by the relevant governmental pricing laws and guidance. When providing such additional information, Purchaser will certify the completeness and accuracy of such information in a form reasonably acceptable to Seller. Purchaser will indemnify and hold harmless Seller, its affiliates, and their respective representatives, successors, and assigns for and against any and all Losses resulting from, based on, or arising out of the provision of incomplete or inaccurate Purchaser Information or Purchaser Information provided in an untimely manner or not in accordance with the timeframes set forth in this Agreement, except to the extent that such incomplete or inaccurate Purchaser Information is incomplete or inaccurate as a result of inaccurate or incomplete information provided by Seller to Purchaser.

(iv)          Seller shall submit, in a timely manner, all government price reporting filings (including AMP, ASP, Best Price, non-FAMP, and FCP) to the Governmental Rebate Authorities for any Product.

(v)           For the month ending January 31, 2020, within ten (10) days of the last day of such month, for Product bearing Seller’s NDC Number, Seller will provide to Purchaser, Best Price, sales at nominal prices as defined in 42 U.S.C. § 1396r-8, customary prompt pay discounts, and pricing data necessary to calculate AMP and ASP on a monthly and quarterly basis. Seller will deliver to Purchaser within fifteen (15) days following its receipt of such report the applicable AMP, ASP, Best Price, PHS 340B Program price, nonFAMP, and any adjustments to Federal Supply Schedule prices, determined in accordance with Seller’s applicable methodologies and procedures.

(vi)          For so long as Medicaid price reporting is required under healthcare laws relating to Governmental Rebate Authority programs for any Product manufactured under the Labeler Code (the “Labeler Code Reporting Period”), no later than the twenty-four (24th) day following the applicable month, beginning with the first month of the Government Programs Transition Period, Purchaser shall calculate and submit to Seller the Monthly Drug Data Reporting (“DDR”) Submission with respect to each Product, in the format required for submission into the CMS DDR system until such time as Seller updates the technical contact in the CMS DDR system to Sharon Feldman in accordance with Section 10.10(a)(ii).

(vii)         No later than ten (10) business days prior to the applicable CMS reporting deadline, beginning with the first month following the Closing Date, Seller shall, with respect to each Product, delegate signing authority to Purchaser for purposes of DDR submissions, (the “Medicaid Delegation of Signature Authority for Certification”).

(viii)        Upon the timely receipt of a monthly DDR submission, a quarterly DDR submission or a revision thereto, in each case as described above, Seller shall enter the information contained in the submission into the CMS DDR system by the deadline specified under applicable healthcare Laws until such time as Seller updates the technical contact in the CMS DDR system to Sharon Feldman in accordance with Section 10.10(a)(ii).

(ix)          TriCare Rebate Program.

(A)        Purchaser will work with Seller to coordinate the addition of the Products to Purchaser’s Federal Supply Schedule contract and TriCare Rebate Program agreement to coincide with Seller removing the Products from their Federal Supply Schedule contracts and TriCare Rebate Program agreements, as applicable. As promptly as administratively possible following the Closing Date, Seller shall submit the form attached as Exhibit M via email to UFVARR_Requests@mail.mil. Seller and Purchaser will coordinate the addition and removal of the Products from the Federal Supply Schedule contracts and TriCare Rebate Program agreements, as applicable, such that the transition occurs as close to the Closing Date as possible, in conjunction with applicable regulations. Purchaser agrees to submit a Request For Modification to the VA National Acquisition Center to add the Products to Purchaser’s Federal Supply Schedule contract within thirty (30) days following the Closing Date.

(I)            Seller shall process and pay (with ultimate financial responsibility being determined as set forth in clause (II) below) all Government Rebates under the TriCare Rebate Program owed based on TriCare retail pharmacy dispensing data of all Products bearing an NDC Number of Seller for which utilization data are available or have been made available electronically or in writing on or prior to the Closing Date and until the Products have been deleted from Seller’s Pricing Agreement with TriCare and added to Purchaser’s Pricing Agreement with TriCare (even if the due date for rebate payment falls after the Closing Date). Purchaser shall process and pay (with financial responsibility being determined as set forth in clause (II) below) any and all Government Rebates under the TriCare Rebate Program relating to the Products for which utilization data are first made available electronically or in writing after the Closing Date, provided the Products have been added to Purchaser’s Pricing Agreement with TriCare.

(II)            Seller shall be financially responsible for Government Rebates under the TriCare Retail Pharmacy Rebate Program owed based on TriCare retail pharmacy dispensing data of Products bearing an NDC Number of Seller as set forth in Section 2.04(d)(i).

(c)          Revisions of Reported Information.

(i)           To the extent Seller calculates, submits, and certifies to CMS any necessary revisions of monthly DDR submissions or quarterly DDR submissions previously calculated by Seller relating to periods prior to and including the Closing Date, provided that in each case as soon as reasonably practicable after Seller determines that submission of such revisions is necessary but in any event not later than ten (10) Business Days prior to any submission by Seller to CMS of any restatement of AMP, ASP, or Base Price, Seller shall (A) notify Purchaser of its intention to revise any such submissions, and (B) provide Purchaser with its calculations supporting such restatement.

(ii)           Purchaser shall calculate, submit, and certify to Seller any necessary revisions of monthly DDR submissions or quarterly DDR submissions previously submitted by Purchaser to Seller in each case as soon as reasonably practicable after Purchaser determines that submission of such revisions is necessary.

(iii)          Upon and after the Closing Date, with respect to the parties’ reporting responsibilities designated in this Section, the parties agree to cooperate and use commercially reasonable efforts to provide on a timely basis all such documentation as may reasonably be requested by each party of the other to report required pricing information.

(iv)          The parties agree to cooperate and provide any other data and documentation as each party may reasonably request from time to time to assist in the matters described in this Section.

(v)           Each party may use all information provided to it pursuant to this Section in reporting to CMS and other Governmental Rebate Authorities. The parties further agree that all data, including Medicaid Rebate Program pricing data, and data to be used for the programs described in this Section  that are included in any report to the other party provided pursuant to this Section, will be calculated utilizing systems, processes, policies, practices, and pricing methodologies that comply with the requirements of such programs.

(vi)          Each party shall treat the information received from the other party under this Section as Confidential Information of the other party and agrees that such disclosure is solely for the purpose of enabling such party to comply with its regulatory reporting obligations relating to Governmental Rebate Authority programs. Each party agrees to use commercially reasonable efforts to limit access to such information to employees, officers, or directors of such party responsible for reporting such information to Governmental Rebate Authority programs or who otherwise have a need to know such information.

(d)          Additional Matters.

(i)           Unless otherwise stated, all payments under this Section will be due thirty (30) calendar days after the date that the party obligated to make such payment receives the invoice for such payment.

(ii)           Each party will:

(A)            following the Closing Date, maintain accurate books and records related to the performance of its obligations to process Government Rebates (the “Relevant Records”) under this Section until such books and records are no longer required to be maintained under Applicable Law;

(B)            maintain such Relevant Records in sufficient detail to enable the calculation of the amounts for which reimbursements are required under this Section;

(C)            be entitled, once a year, to hire at its own expense the Independent Expert to examine the relevant books and records of the other party for the purpose of verifying the accuracy of the reimbursement calculations under this Section (“Records Review”). Such review will be conducted upon reasonable prior written notice to such other party and the other party will permit the Independent Expert to conduct such Records Review. The Independent Expert shall provide a report regarding the reimbursement calculations and any amounts payable under this Section, and such report will, absent a clear error, be final and binding on the parties. If a Records Review uncovers an overpayment or underpayment has been made under this Section, then the full amount of such overpayment or underpayment will be paid by the party who incorrectly benefited from such underpayment or overpayment; and

(D)            reasonably cooperate with the other party in processing Government Rebates and use commercially reasonable efforts to minimize the Government Rebates for which it seeks reimbursement.

Section 10.11.        WARN; COBRA.

(a)            WARN. Seller and the Seller Group shall have sole liability, if any, and Purchaser shall not have any liability, under WARN with respect to termination of employment of any employees of Seller or any member of the Seller Group, including without limitation any employee of Seller or any member of the Seller Group whose termination occurs on or prior to the Closing Date. Purchaser shall not take action with respect to former employees of Seller or any member of the Seller Group that would result in imposition of WARN liability on Seller or any such member.

(b)            COBRA. Seller shall, or shall cause the members of the Seller Group, to take all actions necessary so that a group health plan of Seller, a member of the Seller Group or any of their affiliates continues to provide group health benefits to all employees and former employees of Seller or members of the Seller Group and their “qualified beneficiaries” (within the meaning of Section 4980B of the Code) for a period of time such that neither Purchaser nor any of Purchaser’s affiliates has any liability under, or any obligation to comply with the requirements of, Section 4980B of the Code with respect to such individuals for any “qualifying event” that occurs in connection with the Acquisition.

Section 10.12.        Customer Letters. It is acknowledged and agreed that one or more of Seller and Purchaser have delivered or intend to deliver a joint instruction letter to Seller’s existing customers of the Products and that such letter may contain instructions or other terms that conflict with the terms of this Agreement. Each of the parties agrees that in the event of any such conflict between the terms or instructions set forth in any correspondence by the parties with their customers and this Agreement, as between the parties, the terms of this Agreement shall supersede such correspondence and govern the course of conduct, rights, and obligations of the parties.

Section 10.13.        Services.  Seller shall use commercially reasonable efforts (a) to retain the services (as employees or consultants) of (i) John Lowry or such other qualified replacement that is agreed to by Purchaser in writing, until March 31, 2020, (ii) Forrest Lamm or such other qualified replacement that is agreed to by Purchaser in writing, until May 31, 2020, and (iii) and Tamara Elder or such other qualified replacement that is agreed to by Purchaser in writing, until the latest Transition End Date for the Transition Product ANDAs, and, in each case, to cause the applicable person in clauses (i), (ii), and (iii) to reasonably cooperate with Purchaser to satisfy Seller’s applicable obligations under this Agreement, and (b) upon any such individual in clause (i) no longer being retained, to designate (and promptly notify Purchaser of such designation) an individual or entity (which may be a shareholder of Seller or an affiliate thereof) to reasonably cooperate with Purchaser to satisfy Seller’s applicable obligations under this Agreement.

Section 10.14.         Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the other Ancillary Agreements and the Acquisition.

Article XI
Miscellaneous

Section 11.01.         Certain Definitions. For all purposes of this Agreement, the following defined terms shall have the following meanings:

(a)            “affiliate” of any party means any person or entity controlling, controlled by or under common control with such party.

(b)            “Ancillary Agreements” means, collectively, the Transfer Documents, the Escrow Agreement, and the Supply Agreement.

(c)            “ANDA” means an Abbreviated New Drug Application (including any amendments and supplements thereto) filed with the FDA in accordance with Section 505(j) of the Federal Food, Drug and Cosmetic Act of 1938, as amended.

(d)            “Approved Products” mean each and every generic drug product set forth on Schedule III for which the ANDA under the drug application number set forth on Schedule III has been submitted to and filed by the FDA and for which approval has been given by the FDA to manufacture, package, ship and sell such product in the Territory.

(e)            “Articles of Association” means the Third Amended and Restated Articles of Association of Seller.

(f)             “business day” means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City, New York.

(g)            “Claim Notice” means a notice provided by the Indemnified Party to the Indemnifying Party pursuant to Section 8.04(a) or (b).

(h)            “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(i)             “Contracts” means all written or oral contracts, leases, subleases, licenses, indentures, agreements, commitments and other legally binding instruments.

(j)             “Development Products” means each and every generic drug product set forth on Schedule III for which an ANDA has not been filed with the FDA.

(k)            “Disclosure Letter” means the disclosure letter in respect of this Agreement delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement.

(l)             “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m)            “Escrow Account” means, collectively, the Indemnity Escrow Account, the GDUFA Escrow Account, the Trade Deductions Escrow Account, the Returns Escrow Account, and the Government Rebates Escrow Account.

(n)            “Escrow Agent” means Citibank, N.A.

(o)            “Escrow Agreement” means the Escrow Agreement, by and among Seller, Purchaser, and the Escrow Agent, in the form attached as Exhibit B hereto.

(p)            “Escrow Amounts” means, collectively, the Indemnity Escrow Amount, the GDUFA Escrow Amount, the Trade Deductions Escrow Amount, the Returns Escrow Amount, and the Government Rebates Escrow Amount.

(q)            “Excluded Taxes” means, without duplication, the following: (i) Taxes imposed by any Applicable Law on Seller, Seller Group, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (ii) Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or Retained Liabilities, (iii) Taxes imposed on or with respect to the acquisition, ownership or operation of the Transferred Assets for any Pre-Closing Tax Period, (iv) withholding Taxes attributable to the Transactions contemplated by this Agreement, (v) Taxes of any Person imposed on Purchaser or any of its affiliates as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to (A) the Transferred Assets, and (B) an event or transaction occurring before the Closing, and (vi) the portion of Transfer Taxes for which Seller is responsible pursuant to Section 9.01(d).

(r)            “FDA” means the United States Food and Drug Administration.

(s)            “GAAP” means United States generally accepted accounting principles.

(t)            “GDUFA Escrow Account” means the “GDUFA Escrow Account” as defined in the Escrow Agreement.

(u)            “GDUFA Escrow Amount” means [***].

(v)            “GDUFA Fee” means the Generic Drug Applicant Program Fee - small company fee (by definition owning 5 or fewer approved ANDAs) payable by Seller under the Generic Drug User Fee Amendments Act of 2017 (GDUFA II) in respect of the Transition Product ANDAs during the period beginning on October 1, 2020 and ending on September 30, 2021.

(w)            “Governmental Rebate Authorities” includes, but is not limited to, (i) the Centers for Medicare and Medicaid Services (“CMS”) and the Health Resources and Services Administration (“HRSA”), each within the United States Department of Health and Human Services, or any successor organization or agency, (ii) the Veterans’ Administration (“VA”) within the United States Department of Defense, or any successor organization or agency, and (iii) state pharmacy assistance programs.

(x)            “Government Rebates Escrow Account” means the “Government Rebates Escrow Account” as defined in the Escrow Agreement.

(y)            “Government Rebates Escrow Amount” means [***].

(z)            “Indemnity Escrow Account” means the “Indemnity Escrow Account” as defined in the Escrow Agreement.

(aa)          “Indemnity Escrow Amount” means [***].

(bb)          “Intellectual Property Rights” means all issued patents and patent applications, all trademarks, tradenames, business names, and service marks and applications, registrations and renewals with respect thereto and goodwill associated therewith, all domain names and URLs, all copyrights and applications, registrations, and renewals with respect thereto, and all trade secrets, in each case, to the extent protectable under applicable law.

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(cc)         “Inventory” means all inventories of Seller Group of any Product that, as of the Closing, exists and is not already sold to a third party, including all drug substances, drug product, clinical inventory lots, reference standards, reserve samples, patient samples, inventories of active pharmaceutical ingredients, intermediates, raw materials, components, consumables, work-in- process, finished goods, supplies, parts, labels, and packaging materials (including rights and interests in goods in transit, consigned inventory, inventory sold on approval, and rental inventory).

(dd)         “knowledge of Purchaser” means the actual knowledge of the individuals set forth on Schedule IV, after reasonable due inquiry.

(ee)         “knowledge of Seller” means the actual knowledge of the individuals set forth on Schedule V, after reasonable due inquiry.

(ff)          “Law” means U.S. or foreign statute, law, ordinance, rule or regulation.

(gg)         “Liens” means all mortgages, liens, charges, claims, pledges or other encumbrances of any kind.

(hh)         “Licensed Products” mean each and every generic and authorized generic drug product set forth on Schedule III for which Seller has rights to manufacture, package, ship and sell such product in the Territory.

(ii)          “Marathon Agreement” has the meaning set forth in the Disclosure Letter.

(jj)          “Pending Products” means each and every generic drug product set forth on Schedule III for which the ANDA under the drug application number set forth on Schedule III has been submitted to and filed by the FDA, and is pending authorization and approval to manufacture, package, ship and sell such product in the Territory.

(kk)         “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditional sales agreements or other similar Contracts entered into in the ordinary course of business, and (iii) Liens for Taxes and other governmental charges that are not due and payable, or that are being contested in good faith through appropriate proceedings.

(ll)          “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

(mm)        “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

(nn)         “Product Scientific and Regulatory Material” means all technological, scientific, chemical, biological, pharmacological, toxicological, regulatory and clinical trial material and information (including adverse drug experience information) owned by and in the possession or control of Seller Group, that is necessary to market, commercialize, distribute, sell, develop and manufacture the Products in accordance with the Transferred Product ANDAs.

(oo)         “Product Technology” means all technology, trade secrets, know-how and proprietary information that is necessary to manufacture the Products in accordance with the Transferred Product ANDAs, including processes, specifications, test methods, instructions, master formulas, validation reports, stability data, analytical methods, records of complaints and annual product reviews, owned by and in the possession or control of Seller Group.

(pp)         “Products” means, collectively, the Approved Products, the Licensed Products, the Pending Products and the Development Products.

(qq)         “Property Taxes” means real, personal and intangible property Taxes.

(rr)          “Purchase Price” means (i) the Closing Consideration, plus (ii) any Escrow Amounts paid to Seller, plus (iii) any Inventory Surplus Amount paid to Seller, plus (iv) any Trade Deductions Shortfall Amount paid to Seller, plus (v) any Earn-Out Payments paid to Seller.

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(ss)          “Purchaser FDA Letter” means a letter substantially in the form attached as Exhibit C hereto.

(tt)           “Purchaser Fundamental Representations” means each of the following representations and warranties made by Purchaser: Section 4.02 (Authority, Execution and Delivery; Enforceability), Section 4.05 (Availability of Funds) and Section 4.06 (Brokers or Finders).

(uu)         “Purchaser Group” means, collectively, Purchaser and Purchaser’s subsidiaries.

(vv)         “Purchaser Material Adverse Effect” means a change, event or effect that is or is reasonably likely to, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(ww)        “Reference Product” means, for each Product, the reference listed drug product for such Product.

(xx)         “Returns Escrow Account” means the “Returns Escrow Account” as defined in the Escrow Agreement.

(yy)         “Returns Escrow Amount” means [***].

(zz)          “R&W Policy” means the representations and warranties insurance policy set forth on Exhibit D.

(aaa)        “Seller Benefit Plan” means any employee benefit plan subject to Title IV of ERISA that is maintained by Seller or any member of the Seller Group, or with respect to which Seller or any member of the Seller Group contributes or has an obligation to contribute or has any liability.

(bbb)        “Seller FDA Letter” means a letter substantially in the form attached as Exhibit E hereto.

(ccc)        “Seller Fundamental Representations” means each of the following representations and warranties made by Seller: Section 3.02 (Authority, Execution and Delivery; Enforceability), Section 3.04 (Good and Valid Title), and Section 3.12 (Brokers or Finders).

(ddd)        “Seller Group” means, collectively, Seller and Seller Subsidiaries.

(eee)        “Seller Material Adverse Effect” means a change, event or effect that is or is reasonably likely to, individually or in the aggregate, have a material adverse effect on (i) on the Transferred Assets, taken as a whole, or (ii) the ability of Seller (or any member of Seller Group) to consummate the transactions contemplated by this Agreement, in either case, other than any effect arising out of, relating to, resulting from or in connection with (A) any change in the United States or foreign economies in general or securities or financial markets in general (to the extent that such change does not have a materially disproportionate effect on the Transferred Assets as compared to other similar assets), (B) any change that affects the generic pharmaceutical industry (to the extent that such change does not have a materially disproportionate effect on the Transferred Assets as compared to other similar assets), (C) any natural disaster or act of nature or any hostility, act of war, sabotage, terrorism, military action or any escalation or worsening thereof, (D) any action taken by Purchaser with respect to the Acquisition, (E) any change in Applicable Law or accounting rules or the interpretation thereof, (F) the failure of the Products to meet any projections (it being understood that the underlying causes of such failure may, if they are not otherwise excluded from the definition of Seller Material Adverse Effect, be taken into account in determining whether a Seller Material Adverse Effect has occurred), (G) the compliance with the terms of, or the taking any action required by, this Agreement or (H) the public announcement of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

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(fff)        “Seller Subsidiaries” means the applicable subsidiaries of Seller who own the Transferred Assets, each of which subsidiaries is listed on Schedule VI.

(ggg)       “Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

(hhh)       “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned, directly or indirectly, by such first person.

(iii)         “Supply Agreement” means the Supply Agreement, by and between Suzhou Amerigen Pharmaceuticals Co., Ltd. and Purchaser in the form attached as Exhibit F hereto.

(jjj)         “Tax Return” means any return, declaration, statement, disclosure, report, form, estimate or information return relating to Taxes, including any amendments thereto and any related or supporting information, required or permitted to be filed with any Taxing Authority.

(kkk)         “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies, customs, tariffs and fees in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, gain, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, alternative minimum, estimated, stamp, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts or such interest, penalties, or additions, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement to make any payment determined by reference to the Tax liability of a third party.

(lll)         “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising Tax regulatory authority or otherwise responsible for the imposition, collection or administration of any Tax.

(mmm)     “Territory” means the United States.

(nnn)       “Trade Deductions” means all chargebacks (including the processing thereof), rebates, per unit rebates, shelf-stock adjustments related to pricing actions taken before the Closing Date, and any other customary deductions that customers take or report in the ordinary course of business after the Closing Date related to sales of Approved Products that occurred prior to or on the Closing Date, in each case as calculated in accordance with the Trade Deductions Principles.

(ooo)       “Trade Deductions Escrow Account” means the “Trade Deductions Escrow Account” as defined in the Escrow Agreement.

(ppp)       “Trade Deductions Escrow Amount” means [***].

(qqq)       “Transfer Documents” means (i) a bill of sale providing for the transfer of the Transferred Assets in substantially the form attached hereto as Exhibit G and (ii) an assignment and assumption agreement for the assumption of the Assumed Liabilities in substantially the form attached hereto as Exhibit H.

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(rrr)        “Transfer Taxes” means all sales (including bulk sales and VAT), use, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.

(sss)        “Transferred Contracts” means the Contracts set forth on Schedule VII-A.

(ttt)        “Transferred Current Inventory” means all Inventory exclusively with respect to the Products, in each case, owned by and in the possession or control of Seller Group as of the Closing set forth on Schedule VIII-2.

(uuu)        “Transferred Future Inventory” means all Inventory exclusively with respect to the Products, in each case, to be delivered to Seller Group in connection with any open orders set forth on Schedule VIII-3.

(vvv)        “Transferred Inventory” means all Transferred Current Inventory and all Transferred Future Inventory. For the avoidance of doubt, Transferred Inventory shall expressly exclude the Excluded Inventory.

(www)       “Transferred Product ANDA” means, for each Approved Product and Pending Product, the ANDA under the applicable drug application number on Schedule III.

(xxx)        “Transferred Product FDA Materials” means all reports filed with and submissions to, and all other written correspondence with, the FDA primarily related to the Products, in each case, owned by and in the possession or control of Seller Group, including, without limitation, the materials set forth on Schedule VII-B, to the extent necessary to sell and manufacture the Products in accordance with the Transferred Product ANDAs.

(yyy)        “Transition Period” means, with respect to the Transition Product ANDAs, the period from the Closing Date until the earlier of (A) September 30, 2021 or (B) the date that all Transition Reference Products obtain marketing approval in China (such end date, the “Transition End Date”).

(zzz)        “Transition Product ANDA” means, for each Transition Reference Product, the applicable ANDA under the drug application number set forth on Schedule III.

(aaaa)      “Transition Reference Products” means, collectively, Miglustat, Nebivolol, and Temozolomide, and each, a “Transition Reference Product.”

(bbbb)      “US Agent Appointment Letter” means a letter substantially in the form attached as Exhibit I hereto.

(cccc)      “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar state statute.

Section 11.02.      Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by either party hereto without the prior written consent of the other party hereto, except that (a) Purchaser may assign this Agreement and its rights and obligations hereunder to any successor-in-interest to Purchaser or Purchaser’s business by way of merger, acquisition, consolidation or similar transaction, (b) Purchaser may assign its right to purchase the Transferred Assets hereunder to any of its wholly owned subsidiaries or affiliates, without the prior written consent of Seller (so long as Purchaser remains liable for all obligations of Purchaser arising hereunder), (c) Seller may assign this Agreement and its rights and obligations hereunder to any successor-in-interest to Seller or Seller’s business by way of merger, acquisition, consolidation or similar transaction and (d) Seller may assign this Agreement and its rights and obligations hereunder to any affiliate so long as Seller remains liable for all obligations of Seller arising hereunder. Subject to the first sentence of this Section 11.02, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any attempted assignment or transfer in violation of this Section 11.02 shall be void.

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Section 11.03.     Amendments. This Agreement may be amended, modified, superseded or canceled only by an instrument in writing signed by an officer of each of the parties hereto and any of the representations, warranties, covenants, agreements, conditions or other terms hereof may be waived only by an instrument in writing signed by an officer of the party waiving compliance.

Section 11.04.     No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto, any legal or equitable rights hereunder.

Section 11.05.     Expenses. Whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated, except as otherwise expressly provided herein or therein, each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Agreements, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party. Purchaser shall reimburse Seller for any reasonable costs and expenses incurred by Seller in connection with the matters set forth on Schedule XII attached hereto.

Section 11.06.     Governing Law. This Agreement and any disputes relating hereto shall be governed and construed in accordance with the laws of the State of New York, without reference to the conflicts of law principles thereunder (other than Section 5-1401 of the General Obligations Law of the State of New York).

Section 11.07.     Jurisdiction. Each party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York located in the City of New York for any Proceeding arising out of, under or in connection with this Agreement, the transactions contemplated hereby or any disputes relating hereto (and such party agrees not to commence any such Proceeding except in such courts). Each party further agrees that service of any process, summons, notice or document pursuant to Section 11.10 shall be effective service of process for any such Proceeding brought against such party in any such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in the courts of the State of New York located in the City of New York and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.08.     Waiver of Jury Trial. Each party waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of, under or in connection with this Agreement, the transactions contemplated hereby or any disputes relating hereto. Each party (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 11.08.

Section 11.09.     Specific Performance. Each party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or other equitable relief (without the proof of actual damages) to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Neither party shall oppose the granting of any such injunction or other equitable relief on the basis that (a) there is an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each party shall waive any requirement for the posting of any bond or the provision of any other security in connection with any such injunction or other equitable relief. If, prior to the End Date, either party brings any Proceeding to prevent breaches of this Agreement and to enforce specifically the provisions of the Agreement, the End Date shall automatically be extended by such time period established by the court presiding over such Proceeding.

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Section 11.10.     Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received, if sent via overnight delivery via a national courier service or by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile with automatic confirmation or (c) when delivered, if delivered personally, in each case addressed to the applicable party at the following address for such party:

(a)          if to Seller,

Amerigen Pharmaceuticals, Ltd.

c/o Amerigen Pharmaceuticals, Inc.

9 Polito Ave #900

Lyndhurst, NJ 07071

Attention: John Lowry – Chief Executive Officer

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

Professional Corporation

12235 El Camino Real

San Diego, California 92103-3002

Attention: Martin Waters and Jason Skolnik

Facsimile: (858) 350-2399

(b)          if to Purchaser,

ANI Pharmaceuticals, Inc.

210 W Main St

Baudette, MN 56623

Facsimile: (218) 634-3540

Email:stephen.carey@anipharmaceuticals.com, rob.schrepfer@anipharmaceuticals.com

Attention: Stephen Carey and Rob Schrepfer

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with a copy to (which shall not constitute notice):

Orrick, Herrington and Sutcliffe LLP

51 West 52nd Street

New York, NY 10019-6142

Facsimile: (212) 506-5151

Email: kmilling@orrick.com, dschwartz@orrick.com

Attention: R. King Milling and David Schwartz

or to such other address(es) as shall be furnished in writing by any such party to the other party to this Agreement in accordance with the provisions of this Section 11.10.

Section 11.11.     Headings; Interpretation.

(a)            The descriptive headings of the several Articles and Sections of this Agreement and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles”, “Sections”, “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated.

(b)            Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. The definitions in this Agreement are applicable to the singular as well as the plural of such terms and to the masculine as well as to the feminine and neuter genders of such terms, and a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Schedule or Exhibit. Unless otherwise specifically indicated, references to any Contract or statute are to such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. All references to “dollars” and “$” shall be deemed to be references to the lawful money of the United States.

Section 11.12.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by facsimile or electronic image scan, receipt acknowledged in each case, to the other party to this Agreement.

Section 11.13.     Integrated Contract, Schedules, Exhibits and Disclosure Letter.

(a)            This Agreement (including any Schedules and Exhibits hereto), the Disclosure Letter, the Confidentiality Agreement and the Ancillary Agreements (including the schedules and exhibits thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters. Any term used in any Schedule or Exhibit or the Disclosure Letter but not defined therein shall have the meaning assigned to it in this Agreement.

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(b)            The items contained in the Disclosure Letter are intended to qualify the representations, warranties, covenants and agreements of Seller contained in this Agreement and shall not be construed to broaden in any way the scope or effect of any such representations, warranties, covenants or agreements. The items contained in the Disclosure Letter are qualified in their entirety by reference to the specific provisions of this Agreement and are not intended to constitute, and shall not be construed as constituting, any representation, warranty, covenant or agreement of Seller. Any item contained in a particular section or subsection of the Disclosure Letter shall be deemed to be an exception to, response to or disclosure for purposes of (in each case, as applicable) (i) the representations, warranties, covenants and agreements of Seller that are contained in the corresponding Section or subsection of this Agreement and (ii) any other representations, warranties, covenants and agreements of Seller that are contained in this Agreement to the extent the relevance of such item as an exception to, response to or disclosure for purposes of (in each case, as applicable) such other representations, warranties, covenants and agreements is reasonably apparent on its face. Inclusion of an item in the Disclosure Letter shall not be deemed or construed (A) as an admission that such item represents a material fact, event or circumstance or a material exception to, response to or disclosure for purposes of (in each case, as applicable) a representation, warranty, covenant or agreement of Seller or that such item would reasonably be expected to have a Seller Material Adverse Effect or (B) to establish any standard of materiality or Seller Material Adverse Effect. No item in the Disclosure Letter relating to any possible breach or violation of any Contract, Applicable Law or Judgment shall be construed as an admission or indication that any such breach or violation exists, has occurred, is likely to occur or is possible to occur. Nothing in the Disclosure Letter shall be deemed by any person to be (1) an admission of liability of any person (including any member of Seller Group), (2) an admission of the existence of an obligation of any person (including any member of Seller Group) to any other person or (3) an admission against the interests of any person (including any member of Seller Group). Items reflected in the Disclosure Letter are not necessarily limited to items required by this Agreement to be reflected in the Disclosure Letter. Such additional items are set forth in the Disclosure Letter for information purposes and do not necessarily include other items of a similar nature. In disclosing the items in the Disclosure Letter, no member of Seller Group waives any attorney-client or attorney work product privilege or a similar privilege. The items contained in the Disclosure Letter are in all events subject to the Confidentiality Agreement.

Section 11.14.     Severability; Enforcement. The invalidity of any portion of this Agreement shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Applicable Law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any Proceeding brought to enforce such restriction.

Section 11.15.     Mutual Drafting. The parties hereto are sophisticated and have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or other rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

Section 11.16.     Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

AMERIGEN PHARMACEUTICALS LTD.

By:	/s/ John Walter Lowry III
Name: John Walter Lowry III
Title: Chief Executive Officer

ANI PHARMACEUTICALS, INC.

By:	/s/ Stephen Carey
Name: Stephen Carey
Title: Vice President & Chief Financial Officer